       PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED
            SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                    EXHIBIT 10.7

                               LICENSE AGREEMENT
                                 BY AND BETWEEN
              NATIONAL ASSOCIATION FOR STOCK CAR AUTO RACING, INC.
                                      AND
                             LBE TECHNOLOGIES, INC.

      THIS LICENSE AGREEMENT (this "Agreement") is made and entered into this 18th day of August, 1997 (the "Effective Date") by and between the NATIONAL ASSOCIATION FOR STOCK CAR AUTO RACING, INC., a Florida corporation with a principal business address of P.O. Box 2875, Daytona Beach, Florida 32120-2875 ("Licensor") and LBE TECHNOLOGIES, INC., a California corporation with a principal business address of 10401 Bubb Road, Cupertino, California 95014 ("Licensee").

                                    RECITALS

      WHEREAS, Licensor, by the expenditure of time, skill, effort and money, has developed and owns a distinctive system for establishing, operating and sanctioning stock car and stock truck racing in North America and is engaged in, among other things, the promotion of racing events and development and merchandising of various products relating to stock car and stock truck racing, and is the owner of certain trademarks and service marks and the goodwill related thereto; and

      WHEREAS, Licensee, by the expenditure of time, skill, effort and money, has developed and owns a distinctive system for photonic, electronic, electromechanical and hydraulic simulated representation real world vehicle operation, including stock car racing and for simultaneous competitive display of multiple vehicles in apparent real-time and for the engagement of viewers and spectators, and is the owner of certain trademarks, technical know-how, and trade secrets.

      WHEREAS, Licensee desires to acquire a license from Licensor to obtain the right to use certain trademarks, service marks and trade dress owned by Licensor
(i) for implementation of the NASCAR marks into the visual display of the NASCAR stock car and NASCAR stock truck simulators (as defined below), and (ii) in the development, design, operation, promotion and advertising of retail outlets that offer to the general public simulator games and concessions predominately consisting of interactive stock car and stock truck simulation entertainment (including the Simulators) and which retail outlets have a theme associated and identified with NASCAR stock car and stock truck racing, and other related NASCAR themes, and Licensor desires to grant Licensee such license upon the terms and conditions set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, for and in consideration of the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


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1.    DEFINITIONS

      The following terms shall have the following meanings in this Agreement:

      (a) "Advertising" means all forms of advertising, including but not limited to print advertisements and promotional literature, television and radio commercials, and advertisements on or through on-line services, the World Wide Web and other portions of the Internet.

      (b) "Affiliate" means, with respect to any Person, any other natural person or Entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, however, that in no event shall Licensor be deemed an Affiliate of Licensee. For purposes of the definition of Affiliate, the term "Contract" shall mean any agreement, lease, license, evidence of debt, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding, or other contract, obligation or arrangement of any kind.

      (c) "Entertainment Store" or collectively "Entertainment Stores" shall mean a self contained retail outlet that offers entertainment to the general public predominately consisting of indoor simulated stock car and stock truck race driving experiences using the Simulators and indoor grandstand spectator seating, but also including a refreshment area and a retail merchandise area, with a predominant theme associated and identified with NASCAR stock car and stock truck racing, and other NASCAR racing theme(s) promoted and approved by NASCAR during the term of this Agreement.

      (d) "Entity" or collectively "Entities" shall mean corporations, limited liability companies, partnerships, joint ventures or other forms of legal entity.

      (e) "Gross Revenue" shall mean all monies and things of value received or earned or accrued by the Licensee or relating to or associated with the Entertainment Store, less applicable sales and use taxes, as a result of or in connection with a revenue-producing activity of any kind on or in connection with the goods and services licensed under this Agreement. In computing Gross Revenue, the gross amount set forth in any contract or agreement giving rise to the right of payment shall be included, and any applicable commissions, fees or expenses paid to or deducted by sales agents, consultants and other parties shall not be deducted therefrom. However, Licensee may approach Licensor from time to time, when unique circumstances warrant the Licensee's use of a third party sales agent in securing, a sponsorship for the Entertainment Stores and/or the Remote Sites, at which time the Licensor shall reasonably consider deducting the sales commission from Gross Revenue computation. Provided however, that the sales commission rate is based upon a reasonable industry standard and that the sales agent has been pre-approved by the Licensor, such approval shall not be unreasonably withheld.

     (f) "NASCAR Marks" shall mean only those trademarks, service marks, logos, emblems or indicia of origin owned exclusively by NASCAR as are listed and described on


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

 Exhibit A attached hereto, which NASCAR Marks may be supplemented from time to time by NASCAR in NASCAR's sole discretion.

      (g) "NASCAR Trade Dress" refers to the overall image and impression of the NASCAR and its sanctioned events and shall be given the meaning ascribed to it under the cases applying Section 43(a) of the Lanham Act and the cases applying and interpreting that statute.

      (h) "Person" shall mean any natural person or Entity.

      (i) "Royalties" shall mean the aggregate of all royalties described in this Agreement, including, but not limited to royalties described in Section 4 of this Agreement.

      (j) "Simulators" shall mean interactive, two-passenger, stock car or stock truck simulation equipment developed and owned by Licensee, including hardware, software, firmware and other components, with working gas, clutch and brake pedals, rearview mirrors and racing tires, which will be mounted on "motion platforms" capable of moving the Simulator in four degrees of freedom, and which will incorporate NASCAR stock car and/or stock truck racing theme(s) and which are developed and owned by the Licensee and which incorporate the NASCAR Marks and any other elements unique to NASCAR as licensed in this Agreement. Licensor recognizes that the Licensee has agreements with and will from time to time establish agreements with stock car drivers, team owners and tracks which are not subject to the terms herein. In addition, Licensor acknowledges that Licensee may develop simulations that do not pertain to stock car and stock truck racing; these simulators shall not be subject to the term herein.

      (k) "Site" shall mean the individual location of an Entertainment Store as approved by Licensor in accordance with Section 9(a) hereof.

      (l) "Site Trade Dress" refers to the overall image and impression of the Entertainment Stores and the Remote Sites and shall be given the meaning ascribed to it under the cases applying Section 43(a) of the Lanham Act, and the cases applying and interpreting that statute.

2.    GRANT OF LICENSE

      (a) Grant of License. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee, during the term of this Agreement, the non-exclusive, limited right and license to use the NASCAR Marks and NASCAR Trade Dress solely in connection with: (i) the development, design, creation, implementation and display of software in the Simulators at locations approved by NASCAR as provided in this Agreement; (ii) the design, development, building, construction of the Entertainment Stores and the Remote Sites (as defined in Section 2(c) hereof) within the territory consisting of the entire world (the "Territory") and the ownership and operation thereof (the "Business"); and (iii) "Promotional Activities" relating to the Entertainment Stores and Remote Sites, all such Promotional Activities are subject to the prior approval of Licensor. As used herein, the term "Promotional Activities" shall mean all forms of advertising, marketing, promotional and sponsorship activities relating to or associated with the Entertainment Stores or Remote Sites.


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

     (b) Non-Exclusivity. Licensee acknowledges, understands and confirms that the license granted to Licensee by Licensor during the term of this Agreement and subject to the terms and conditions of this Agreement are nonexclusive and Licensor retains the right, at its sole option and discretion, to operate, or grant to any other Person the right to operate, Entertainment Stores (or any other related concept) at any location within or outside the Territory, however, Licensor shall not be entitled to use any of the Licensee's Intellectual Property [as defined in Section 12(b) of this Agreement] in any other Entertainment Store not associated with the Licensee. Upon termination or expiration (without renewal of this Agreement), Licensee shall have no further rights hereunder, other than the rights held prior to the Grant of License.

     (c) Remote Sites. In connection with the license granted to Licensee by Licensor pursuant to this Agreement, Licensee shall have the right, at its sole expense, to transport one or more Simulators to locations other than the premises of the Entertainment Stores temporarily operated by Licensee (individually a "Remote Site" or collectively the "Remote Sites") for the purpose of making the Simulators available for use by the general public at sporting or other entertainment and promotional events; provided that the locations and times of operation for each Remote Site has been previously approved in writing by Licensor; and further provided that, in connection with each Remote Site, Licensee complies with all of the terms and conditions of this Agreement applicable to the Entertainment Stores insofar as such terms and conditions could apply to the Simulators or the Remote Site. Notwithstanding the foregoing, in connection with the Remote Sites, except with respect to the fee charged by Licensee with respect to the use and operation of the Simulators by customers, Licensee shall not be permitted to sell at or around a Remote Site located at or in close proximity to any NASCAR-sanctioned race track facility, any merchandise or other products or services bearing, containing or displaying the NASCAR Marks, without Licensor's prior approval. Licensee shall be permitted to sell approved merchandise at locations other than NASCAR-sanctioned race track facilities, provided that Licensee has obtained any and all necessary permits, permissions, licenses, etc. necessary for this type of activity.

     (d) Limitations on License Granted to Licensee. In connection with the license granted to Licensee by Licensor hereunder, Licensee understands and agrees that:

          (1) Theme. Licensee shall use the NASCAR Marks and NASCAR Trade Dress only in connection with a NASCAR stock car or NASCAR stock truck racing theme.

          (2) Premiums, Bundling and Sweepstakes. Licensee agrees it is not entitled to, and shall not, except as approved in advance by Licensor in accordance with the procedures of this subparagraph 2(d)(2) of this Section 2, use any of the NASCAR Marks or NASCAR Trade Dress (1) in connection with the manufacture, sale or distribution of goods or services as premiums or for promotional, publicity, fund-raising, giveaways, bundling, or disposal purposes or (2) in connection with any sweepstakes, lottery, game of chance or any similar promotional or sales program. Licensee may submit from time to time proposals for the activities described in this subparagraph 2(d)(1) and (2). Each proposal shall be in writing and describe the proposal in reasonable detail. NASCAR, in its sole discretion, shall approve or disapprove each proposal within fifteen (15) business days after actual receipt of such proposal. Failure of NASCAR to reply to a proposal within this time will be deemed a disapproval of the proposal. Furthermore, Licensee shall not use any of the NASCAR Marks or NASCAR Trade Dress in connection with


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any sweepstakes, lottery, game of chance or any similar promotional or sales program unless such program is consistent with applicable law.

            (3) Other Trade Names, Trademarks and Service Marks. Except to the extent permitted by applicable law, Licensee understands and agrees that it is not entitled to, and shall not, use the names, pictures, identities, trade names, trademarks or service marks of any racetrack promoting and presenting NASCAR-sanctioned events, Persons involved in sponsoring or advertising in connection with such events, NASCAR-licensed officials, drivers, car and truck owners and crew members, or the cars or trucks involved in such events (the "Third Party Marks") either by themselves or in conjunction with the NASCAR Marks, unless Licensee has obtained the rights beforehand to use such Third Party Marks from the owners(s) of such marks by written agreement. Unless approved in advance by NASCAR, Licensee shall not use the NASCAR Marks in such close physical proximity or in such close connection or combination with its own marks or the marks of any third party that a reasonable consumer of the services would be likely to get the impression that the NASCAR Marks do not indicate a separate source of goods or services from other marks.

            (4) Sublicensing. Licensee understands and agrees that this Agreement does not in any manner whatsoever grant to Licensee any right to sublicense. Licensee may request Licensor's approval, such approval in Licensor's sole discretion, for sublicensing the rights and license granted to it under this Agreement to any Person. Each of such request by Licensee shall be in writing and describe the proposal in reasonable detail. NASCAR, in its sole discretion, shall approve or disapprove of each proposal within fifteen (15) business days after actual receipt of such proposal. Failure of NASCAR to reply to a proposal within this time will be deemed a disapproval of the proposal. The parties agree that no such sublicensing agreements approved by Licensor and between Licensee and any other Person may without NASCAR's express written permission include rights which allow the Person to use the NASCAR Marks or NASCAR Trade Dress in marketing anything other than the activities licensed in this Agreement or to hold himself or itself out to the public as an "official" (or "home" or other words of similar import) provider of NASCAR goods or services or to be otherwise endorsed by NASCAR.

            (5) Warranty Within Territory. NASCAR expressly does not warrant or represent that the rights under the license granted hereunder are enforceable or noninfringing upon the rights of others outside of the United States, Canada and Australia, even though the Territory provided in this Agreement extends beyond the United States, Canada and Australia. Licensee agrees that use of the Marks outside of these countries shall be at the sole risk of the Licensee, and that Licensee agrees to indemnify and hold NASCAR and its Affiliates, and the shareholders, employees, directors, officers and agents of each of them harmless against all cost and expense incurred, including settlements, judgments and reasonable attorneys' fees in the defense of any claim that arises solely as a result of the use by one of the Licensee (and not by NASCAR or any other NASCAR licensee) of the NASCAR Marks outside of the United States, Canada and Australia. From time to time Licensee may present a list of prospective territories outside of the United States, Canada and Australia in which the Licensee is considering establishing additional Entertainment Store locations, at which time the Licensor will notify the Licensee of any known rights-related issues that might encumber such expansion.

      (e) "NASCAR Silicon Motor Speedway" Mark and Logo. The word mark NASCAR SILICON MOTOR SPEEDWAY is included in the NASCAR Marks licensed to Licensee in


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

Section 2(a) above. In addition, Licensee may develop logos containing this mark and versions of the mark in stylized lettering (collectively, the "Speedway Logos") which, subject to the prior written approval by NASCAR of the appearance and use of such Speedway Logos, shall also be included in the NASCAR Marks licensed under this Agreement. NASCAR shall, at its own discretion and expense pursue U.S. trademark registrations for the word mark NASCAR SILICON MOTOR SPEEDWAY and the Speedway Logos, and such foreign registrations as are mutually agreed upon between the parties. NASCAR shall, both during and after the Term of this Agreement, own all right, title and interest in the word mark NASCAR SILICON MOTOR SPEEDWAY and the Speedway Logos, which may be used by Licensee only during the term of this Agreement and only in accordance with the terms of this Agreement, except that Licensee shall be permitted both during and after the term of this Agreement to use the word mark SILICON and the word mark SILICON MOTOR SPEEDWAY (without the word NASCAR) and logos containing these marks and stylized letter versions of these marks, provided that such logos and stylized letter versions are not confusingly similar to any of the Speedway logos. Notwithstanding the foregoing, Licensee shall be permitted to use the fonts contained in the stylized letter version of the words "SILICON MOTOR SPEEDWAY" found in the NASCAR Marks and Speedway logos and attached to this Agreement, provided that these uses are not confusingly similar to any of the Speedway logos and provided that these fonts shall not be used by the Licensee or featured in any logo for an Entertainment Store following the termination of this Agreement. Licensor agrees not to use the NASCAR SILICON MOTOR SPEEDWAY word mark or any of the Speedway Logos following the termination of this Agreement without the prior consent of the Licensee. Licensor also agrees not to alter the Speedway logos without the prior consent of the Licensee; however, Licensor shall be permitted to alter the word-mark NASCAR and its design as part of the Speedway logos at any time and at the Licensor's sole discretion.

3.    TERM OF LICENSE

      (a) Term. The Term of this Agreement shall be for a period of four (4) consecutive years commencing on the Effective Date and ending on August 12, 2001 (the "Term"). The Term may be earlier terminated by Licensor and Licensee as provided in this Agreement.

      (b) Renewal. The term of this Agreement may only be renewed upon the mutual written agreement of Licensor and Licensee.

4.    ROYALTIES

      (a)   Guaranteed Minimum Royalty.

            (1) Schedule. In consideration of the license granted to Licensee hereunder, Licensee shall pay to Licensor a nonrefundable advance against royalties owed under this Agreement (the "Guaranteed Minimum Royalty") as follows:


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

                                   Quarterly Guaranteed    Annual Guaranteed
                                   Minimum Royalty         Minimum Royalty
     Calendar Year                 Payment by Licensee     Payment by Licensee
     -------------                 --------------------    -------------------
        1998                            $ 50,000                $200,000
        1999                            $125,000                $500,000
        2000                            $200,000                $800,000
        2001 (through Aug. 18)          $278,970                $650,000

            (2) Payment Terms. Guarantees shall be calculated on a [***] basis and payable in conjunction with the [***] royalty payment schedule, as specified in this Section 4(b)(4). The Guaranteed Minimum Royalty for each calendar year shall be credited against the Revenue Royalty only for that same calendar year. Under no circumstances shall any payments of the Guaranteed
 [***] Minimum Royalty be refundable, including upon termination or expiration of this Agreement by either party for any reason.

            (3) Guarantee Waiver. In the event that Licensee pays Licensor [***] in royalties by end of the [***] , Guarantee Minimum Royalties for years three and four shall be waived.

      (b) Revenue Royalty. In consideration of the license granted hereunder, Licensee shall pay to Licensor a percentage of the categories of Gross Revenue defined in this Section 4(b) (collectively referred to as the "Revenue Royalty") as follows:

            (1) Entertainment Store Revenue Royalty. Licensee shall pay to Licensor the following royalties associated with each Entertainment Store:

                  (i) Simulator Revenue Royalty. Licensee shall pay to Licensor a revenue royalty in an amount equal to [***] of each Entertainment Store's Simulator Revenue for each calendar [***] (the "Simulator Revenue Royalty"). The term "Simulator Revenue" means Gross Revenue derived directly from allowing use of the Simulators located in such Entertainment Store, whether by cash, check, credit card, debit card, or any other means of payment and any revenue derived from the sale of NASCAR Silicon Motor Speedway Driver Licenses. The value of gift certificates relating to Simulators and the amounts paid therefor shall be included in Simulator Revenue upon the issuance of such gift certificates.

                  (ii) Merchandise/Food and Beverage Revenue Royalty. Licensee shall pay to Licensor a royalty in an amount equal to [***] of each Entertainment Store's Merchandise/Food and Beverage Revenue for each calendar [***] (the "Merchandise/Food and Beverage Revenue Royalty"). The term "Merchandise/Food and Beverage Revenue" means Gross Revenue derived from sales by Licensee of merchandise and food and beverages at such Entertainment Store, whether by cash, check, credit card, debit card or other means of payment. The value of gift certificates relating to merchandise and/or food and beverage sales and the amounts paid therefor shall be included in Merchandise/Food and Beverage Revenue upon the issuance of such gift certificates.

                  (iii) Sponsor Revenue Royalty. Licensee shall pay to Licensor a royalty in an amount equal to [***] of each Entertainment Store's Sponsor


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Revenue for each calendar year (the "Sponsor Revenue Royalty"). The term
"Sponsor Revenue" means Gross Revenue derived from sponsors, promoters, and advertisers in connection with the development and operation of the Entertainment Stores or one or more parts thereof or activities therein.

            (2) Remote Site Revenue Royalty. Licensee shall pay to Licensor the following royalties associated with each Remote Site:

                  (i) Remote Simulator Revenue Royalty. Licensee shall pay to Licensor a royalty in an amount equal to [***] of each Remote Site's Remote Simulator Revenue for each calendar [***] (the "Remote Simulator Revenue Royalty"). The term "Remote Simulator Revenue" means Gross Revenue derived from allowing use of the Simulators located in each Remote Site, whether by cash, check, credit card, debit card or other means of payment. The value of gift certificates relating to the Simulators of the Remote Sites and the amounts paid therefor shall be included in Remote Simulator Revenue upon the issuance of such gift certificates.

                  (ii) Remote Sponsor Revenue Royalty. Licensee shall pay to Licensor a royalty in an amount equal to [***] of each Remote Site's Remote Sponsor Revenue for each calendar [***] (the "Remote Sponsor Revenue Royalty"). The term "Remote Sponsor Revenue" means Gross Revenue derived from sponsors, promoters, and advertisers in connection with the development and operation of the Remote Sites or activities therein.

            (3) Miscellaneous Revenue Royalty. In the event that the Entertainment Stores produce revenue related to a stock car or stock truck theme other than the revenue derived in the aforementioned categories, Licensee and Licensor shall [***]. The term "Miscellaneous Revenue" means any Gross
Revenue not included in Simulator Revenue, Merchandise/Food and Beverage Revenue, Sponsor Revenue, Remote Simulator Revenue, and Remote Sponsor Revenue as defined above.

            (4) Payment of the Revenue Royalty. The Revenue Royalty hereunder shall be accounted for and paid [***] during the term of this Agreement, shall be nonrefundable, and shall be fully earned when paid. Such [***] payments of the Revenue Royalty will be based on the Simulator Revenue, Merchandise/Food and Beverage Revenue, Sponsor Revenue, Remote Simulator Revenue, Remote Sponsor Revenue, and Miscellaneous Revenue for the preceding calendar quarter, with a credit for any Guaranteed Minimum Royalty payment made to Licensor for that calendar year. Payment of the Revenue Royalty shall be due and payable by Licensee to Licensor on or before the [***] day of the first calendar month following each calendar [***] .

            (5) Interest on Late Payments. All payments which are not timely paid to Licensor by Licensee in accordance with this Section 4, will bear interest after their due date at a rate of [***] per month or the highest contract rate of interest permitted by law, whichever is less. Licensee and Licensor each acknowledge that this Section 4(b)(5) does not constitute Licensor's agreement to accept any payments after they are due or its commitment to extend credit to, or otherwise finance Licensee's operation of, any Entertainment Store or Remote Site.


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            (6) Quarterly and Annual Revenue Royalty Reports. On or before the thirtieth (30th) day of the first calendar month following each calendar quarter during the term of this Agreement, Licensee shall deliver to Licensor a complete and accurate written statement setting forth the amount of Licensee's Simulator Revenue, Merchandise/Food and Beverage Revenue, Sponsor Revenue, Remote Simulator Revenue, Remote Sponsor Revenue, and Miscellaneous Revenue for the preceding calendar quarter, including a complete and accurate copy of the state and local sales tax return (if any is required) at such time that the tax returns are actually due to the state and local governments. On or before March 1 of each calendar year during the term of this Agreement, Licensee shall deliver to Licensor a complete and accurate written statement setting forth the amount of the Simulator Revenue, Merchandise/Food and Beverage Revenue, Sponsor Revenue, Remote Simulator Revenue, Remote Sponsor Revenue, and Miscellaneous Revenue for the calendar year. Each of the quarterly reports and the annual reports referenced herein shall be signed and verified by one of Licensee's principal executive officers. Licensee shall also deliver to Licensor any other sales data which may be reasonably requested from time to time by Licensor in the form, manner and frequency requested.

            (7) Underpayment or Overpayment of the Revenue Royalty. On or before March 1st of each calendar year during the term of this Agreement, Licensee shall calculate the Simulator Revenue, Merchandise/Food and Beverage Revenue, Sponsor Revenue, Remote Simulator Revenue, Remote Sponsor Revenue, and Miscellaneous Revenue for the preceding calendar year and shall deliver directly to Licensor funds in an amount equal to the total Revenue Royalty payment owed for the preceding calendar year less (i) all [***] Revenue Royalty payments made by Licensee to Licensor with respect to the preceding calendar year and (ii) the Guaranteed Minimum Royalty paid by Licensee to Licensor with respect to the preceding calendar year ("Reconciliation Amount"); provided, however, that no interest shall be due on the Reconciliation Amount if timely paid [including, but not limited to, the interest set forth in Section 4(b)(5)]. If Licensee overpaid the Revenue Royalty owed for the preceding calendar year, such overpayment may be applied to offset against subsequent Revenue Royalty payments owed by Licensee pursuant to this Section 4(b)(7).

            (8) No Credits Against the Guaranteed Minimum Royalty. No payment of the Revenue Royalty for any calendar year in excess of payments of the Guaranteed Minimum Royalty shall be credited against the Guaranteed Minimum Royalty due to Licensor for any other calendar year.

            (9) Payment of Revenue Royalty Upon expiration of the Agreement. Upon expiration of the term of this Agreement, Licensee shall as soon as practicable calculate the Simulator Revenue, Merchandise/Food and Beverage Revenue, Sponsor Revenue, Remote Simulator Revenue, Remote Sponsor Revenue, and Miscellaneous Revenue for the partial calendar year ending on the date of such expiration and shall deliver to Licensor an amount equal to Revenue Royalty owed for such partial calendar year less all [***] Revenue Royalty payments previously made by Licensee to Licensor with respect to such partial calendar year; provided, however, that in the event that Licensee overpaid the Revenue Royalty owed for such partial calendar year, such overpayment shall be promptly refunded to Licensee by Licensor.

            (10) Records and Audits. Licensee's books and records which relate to the calculation and determination of the Revenue Royalty shall be made available at Licensee's office for inspection, examination, copying, or audit by a certified public accountant or other


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

authorized representative selected by Licensor at its sole discretion during, normal business hours upon ten (10) business days prior written notice to Licensee by Licensor, provided that the Licensor shall not be entitled to no more than to two (2) individual audits each year. Such examination, copying or audit shall be at Licensor's sole expense unless it is disclosed that the Simulator Revenue, Merchandise/Food and Beverage Revenue, Sponsor Revenue, Remote Simulator Revenue, Remote Sponsor Revenue, and Miscellaneous Revenue reported by Licensee for the period being audited by Licensor is understated to the extent of [***] or more, in which case all costs and expenses related to such audit shall be borne by Licensee. Licensee shall immediately pay Licensor on demand any deficiency in the Revenue Royalty, together with: (i) interest at the lower of the maximum rate permitted by law or [***] per annum, accruing from the date on which they are paid in full, (ii) a late fee of [***] of the amount of fees so understated, and (iii) if applicable, all costs and expenses of Licensor related to such audit.

5.   DEVELOPMENT FEE

     (a) Development Fee. Simultaneously with the execution and delivery of this Agreement, Licensee shall pay, by cashier's check, money order or by wire transfer, to NASCAR an amount equal to [***] (the "Development Fee"), which Development Fee shall be nonrefundable and fully earned by Licensor when paid by Licensee.

     (b) Credit Applied Against Royalty Payments. Upon execution of this Agreement and the payment to Licensor of the Development Fee by Licensee, Licensor agrees to provide Licensee with an aggregate credit in the amount of [***] (the "Credit") which shall be applied against the payments of Royalties otherwise due to Licensor hereunder as such Royalties become due and payable until such time as the Credit has been applied in full to payment of such Royalties by Licensee after which time Licensee shall be required to pay all further Royalties to Licensor as they become due as provided hereunder.

6.   DEVELOPMENT OF THE INITIAL PLAN OF BUSINESS

     (a) Initial Plan. On or before the Effective Date of the Agreement, Licensee agrees to submit, in the form of a written proposal to Licensor, Licensee's plans and specifications (the "Initial Plan") regarding the development, design, building, construction and operation of the Entertainment Stores (the "Business"). Such Initial Plan shall be prepared by Licensee at its own expense and shall include, without limitation, detailed and specific plans regarding the management, marketing, advertising, design, attractions, building, construction, proposed locations of the Entertainment Stores, Site Trade Dress, and systems development for the Business as well as future plans for expansion of the Business. Licensor agrees to approve or disapprove the Initial Plan within thirty (30) days after the delivery of the Initial Plan to Licensor from License, such approval shall not be unreasonably withheld.

     (b) Licensee's Continuing Obligation to Provide Status Reporting to Licensor. Licensee agrees that at least once every three (3) months commencing on the last day of the third (3rd) month following the date on which the Initial Plan is approved by Licensor, and on the last day of the month each and every three (3) months thereafter during the term of this Agreement, Licensee shall have a continuing obligation to deliver to Licensor a written status report


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providing a general overview of progress made by Licensee in meeting the objectives and plans set forth and described in the Initial Plan. Any proposed material modifications by Licensee to the Initial Plan or any material alterations to any previously approved Initial Plan are subject to the approval of Licensor.

7.    ENTERTAINMENT STORES' DESIGN AND TRADE DRESS

      (a) Entertainment Stores' Design. Licensee shall be responsible for developing the Business, including, without limitation the requirements for building and constructing each Entertainment Store, the Simulators and the dimensions, design, image, interior, layout, and Site Trade Dress of each Entertainment Store; all of which shall be in substantial compliance with the Initial Plan.

      (b) Site Trade Dress. The Site Trade Dress of each Entertainment Store that is opened to the general public must substantially comply with the Initial Plan, as such Initial Plan may be amended from time to time with Licensor's approval.

8.    DEVELOPMENT SCHEDULE

      (a) Total Number of Entertainment Stores. Licensee shall develop a total of at least eleven (11) Entertainment Stores within the Territory during the term of this Agreement pursuant to the terms of this Agreement in accordance with the following development schedule (the "Development Schedule"):

                  (i) Licensee shall have opened to the general public at least [***] Entertainment Store on or before December 31, 1997;

                  (ii) Licensee shall have opened to the general public at least [***] additional Entertainment Stores on or before December 31, 1998, resulting in a cumulative minimum number of at least [***] Entertainment
Stores opened to the general public and in operation by December 31, 1998;

                  (iii) Licensee shall have opened to the general public at least [***] additional Entertainment Stores on or before August 31, 1999, resulting in a cumulative minimum number of at least [***] Entertainment Stores opened to the general public and in operation by August 31, 1999; and

                  (iv) Licensee shall have opened to the general public at least [***] additional Entertainment Stores on or before August 31, 2000, resulting in a cumulative minimum number of at least eleven (11) Entertainment Stores opened to the general public and in operation by August 31, 2000.

      Licensee understands and acknowledges that the development and establishment by Licensee of any Remote Units shall not be counted towards nor shall it satisfy any of Licensee's obligations to fully comply with the development schedule contained in this Section 8.

     (b) Additional Entertainment Stores. During the term of this Agreement, and subject to the other provisions of this Agreement, including, but not limited to, Licensor's consent to the


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Site of each of the Entertainment Stores as set forth in Section 9(a) below,
Licensee is free to develop more than the minimum number of Entertainment Stores specified in the Development Schedule.

      (c) Failure to Comply with Development Schedule. Strict compliance with the Development Schedule specified in this Section 8(a) is of the essence in this Agreement. Licensee's failure to fulfill its specified development obligations with respect to the Development Schedule specified in Section 8(a) shall constitute a default under Section 20 hereof. However, if the Licensee is working in good faith to rectify any Development Schedule deficiencies, Licensor shall consider waiving a portion or all of this stipulation using its reasonable discretion.

      (d) Force Majeure. Notwithstanding the foregoing, if Licensee is unable to comply with the Development Schedule as set forth in this Section 8 solely due to an event of "Force Majeure," the Development Schedule shall be extended by Licensor for a reasonable period of time not to exceed nine (9) months, as determined by Licensor in its reasonable discretion; provided that, Licensee continues at all times during the term of this Agreement to use its best efforts to fully comply with and timely satisfy the Development Schedule and perform all of its obligations in accordance with this Agreement. For purposes of this Agreement, "Force Majeure" shall mean an event caused by fire, strike, flood, embargo, Acts of God, or other similar causes beyond Licensee's control.

9.    CONDITIONS PRECEDENT TO THE DEVELOPMENT OF THE ENTERTAINMENT STORES

      Prior to developing, acquiring, constructing, designing and building each Entertainment Store, Licensee shall have satisfied all of the following conditions (each of which shall be in form and substance reasonably satisfactory to Licensor). Licensor recognizes that some of these conditions may be unable to be met by the Licensee until after the development process has already begun; Licensee shall notify the Licensor when this occurs:

      (a) Site. Licensee shall have received the prior approval of Licensor as to the suitability and selection of the Site on which the Entertainment Store shall be located and Licensee shall have obtained all rights necessary in order to operate the Entertainment Store in the manner provided for in this Agreement by either holding fee simple title to the Site, Letter of Intent with the Leasor, or by entering into a lease for the Site (provided that the term of such lease shall not be less than the term of this Agreement):

      (b) Licenses and Permits. Licensee shall have obtained all licenses, permits and other governmental authorizations and approvals necessary or required for the development, construction and building of the Entertainment Store or to conduct the businesses currently contemplated by Licensee (including without limitation all necessary licenses and permits relating to zoning, building, utility, sign, health, sanitation, business and other permits and licenses required to build, acquire and construct the Entertainment Store):

      (c) Compliance with Laws. Licensee shall have complied with all applicable federal, state, local, municipal and county laws, rules and regulations necessary or required for the development, construction, acquisition and building of the Entertainment Store:

      (d) Insurance. Licensee has furnished Licensor with complete and accurate copies of all certificates of insurance and copies of insurance policies pertaining to the Entertainment Store, as required by this Agreement in accordance with Section 18:

      (e) Design. Licensee shall have received the prior approval of Licensor as to the design (including the Site Trade Dress) of the Entertainment Store. Provided, however, if the design is consistent with the Initial Plan previously approved by the Licensor, no such additional approval shall be necessary:

      (f) Related Items. Licensee shall have provided to Licensor all other related items which Licensor may reasonably request or require in connection with the development, construction, acquiring and building, of the Entertainment Store.

      Licensee acknowledges that Licensor's consent to a proposed Site for an Entertainment Store and any information communicated to Licensee regarding the proposed Site does not constitute a representation or warranty of any kind, express or implied, as to the suitability of the proposed Site for an Entertainment Store or for any other purpose. Licensor's consent to such Site indicates only that Licensor believes that the particular Site meets the general criteria of Site acceptability which Licensor has established as of the time of its consent to the Site. Application of criteria that have appeared effective with respect to other locations of Entertainment Stores may not accurately reflect the potential for all locations of the Entertainment Stores, and, after Licensor's consent to the Site, demographic and/or other factors included in or excluded from Licensor's Site criteria could change, thereby altering the Site's potential. The uncertainty and instability of such criteria are beyond Licensor's control, and Licensee agrees that Licensor will not be responsible for the failure of the Site to which Licensor has consented to meet Licensee's expectations as to potential revenue or operational criteria.

10.   CONDITIONS PRECEDENT TO THE OPENING OF EACH ENTERTAINMENT STORE

      Prior to the opening to the general public of each Entertainment Store, Licensee shall have satisfied all of the following conditions (each of which shall be in form and substance satisfactory, to the Licensor):

      (a) Compliance with Initial Plan. The Entertainment Store has been designed and constructed in substantial compliance with the Initial Plan, and as such Initial Plan may be modified from time to time with the approval of Licensor.

      (b) Inspection. Licensor has inspected and/or approved the Entertainment Store. As an alternative to Licensor's physical inspection of the Entertainment Store, Licensor may request that Licensee provide Licensor with such videotapes and/or photographs of the Entertainment Store as Licensor deems necessary to provide Licensor's approval as to the Entertainment Store.

      (c) Licenses and Permits. Licensee shall have obtained all licenses, permits and other governmental authorizations and approvals necessary or required for the ownership, use and operation of the Entertainment Store and to conduct the related businesses currently contemplated by Licensee (including without limitation all necessary licenses and permits relating to zoning, building, utility, sign, health, sanitation, business and other permits and licenses required to own and operate the Entertainment Store):

      (d) Compliance with Laws. Licensee shall have complied with all applicable federal, state, local, municipal and county laws, rules and regulations necessary or required for the ownership, operation and use of the Entertainment
Store:

      (e) Insurance. Licensee has furnished to Licensor with complete and accurate copies of all certificates of insurance and copies of insurance policies pertain to the Entertainment Store, as required by this Agreement in accordance with Section 18:

      (f) Simulators. Licensee shall have at least four (4) Simulators on display at each Entertainment Store and offered for use to prospective customers of the Entertainment Store.

      (g) Related Items. Licensee has provided Licensor with all other related items which Licensor may reasonably request or require in connection with the opening to the general public of the Entertainment Store. Licensor shall not unreasonably uphold the opening of the Entertainment Store locations.

11.   DESIGN AND OPERATION STANDARDS OF THE ENTERTAiNMENT STORES

      (a) General Provisions. In order to maintain uniform standards of operation for the Entertainment Stores to be developed by Licensee under the terms of this Agreement and to protect the goodwill of Licensor in the NASCAR Marks and NASCAR Trade Dress, Licensee covenants and agrees to operate the Entertainment Store at all times as a high quality retail outlet consisting of interactive stock car and stock truck racing simulation entertainment as described herein, offering high quality products and services to the general public, and Licensee further covenants and agrees at all times during the Term to fully comply with the following standards and operating procedures:

                  (i) Licensee shall maintain accurate, orderly books and records, including, without limitation sales, inventory, and expense information.

                  (ii) Licensee shall maintain an amount of capital that is necessary or desirable for the efficient and profitable operation of the Entertainment Stores, including sufficient working capital.

                  (iii) Licensee shall (1) maintain its trade accounts in current status and seek to resolve any disputes with trade suppliers promptly,
(2) timely pay all creditors of Licensee and the Entertainment Stores in full,
(3) satisfy all debts and liabilities of Licensee and the Entertainment Stores as they become due and (4) timely pay all taxes incurred in connection with the operation of the Business or the assets related thereto, unless Licensee is, in good faith and by appropriate proceedings, contesting such amount.

                  (iv) Licensee shall operate the Entertainment Stores in compliance with all applicable federal, state, local, county and municipal laws, rules and regulations relating thereto.

                  (v) Upon five (5) days advance written request by Licensor, Licensee shall provide Licensor or its employees, representatives and agents access to any of the Entertainment Stores in order to conduct physical inspections of such Entertainment Store and interview Licensee's managers and employees at any reasonable time to determine whether such Entertainment Store is being operated in accordance with the terms of this Agreement and to ensure protection of the NASCAR Marks, NASCAR Trade Dress and the Site Trade Dress, and the goodwill associated therewith. In addition, Licensor and/or its designated representatives or agents shall have the right at any time during such Entertainment Store's regular business hours to observe, photograph and videotape the operations of such Entertainment Store for such consecutive or intermittent periods as it deems necessary and inspect and copy any books, records and documents relating to Licensee's operation of such Entertainment Store. Licensee agrees to fully cooperate with Licensor in connection with any such inspection, observations, photographing, videotaping, copying, and interviews, all such costs shall be at Licensor's expense.

                  (vi) Licensee shall maintain each of the Entertainment Stores' interior and exterior and the surrounding area within Licensee's control in a high degree of cleanliness, orderliness and sanitation and comply with the requirements of all federal, state, municipal and county laws, rules and regulations relating thereto.

                  (vii) Licensee shall maintain all licenses, permits and other governmental authorizations and approvals necessary or required for the ownership, use and operation of the Entertainment Stores, and Licensee shall maintain all minimum levels of insurance as required by this Agreement in accordance with Section 18.

                  (viii) Licensee shall maintain at least four (4) Simulators on display at each Entertainment Store and offered for use to prospective customers of the Entertainment Store.

                  (ix) During the Term of this Agreement, in connection with those Entertainment Stores that predominately contain the NASCAR stock car and NASCAR stock truck racing theme(s), Licensee shall use the name "NASCAR Silicon Motor Speedway" in identifying itself and in connection with all related signage thereof, provided however, in connection with any Entertainment Store which predominately contains racing themes other than the stock car and stock truck racing theme, Licensee may, at its option, in the alternative, use the name "Silicon Motor Speedway" in identifying itself.

      (b) Retail Merchandising Sales Space. Licensee covenants and agrees that any retail merchandising sales areas within an Entertainment Store shall not have in excess of 700 square feet of Retail Merchandising Sales Space and/or not exceed more than fifteen (15) percent of the total Entertainment Store space or whichever is less, unless a larger space is expressly approved by Licensor in writing. As used herein, the term "Retail Merchandising Sales Space" means the actual square footage of any and all space in the Entertainment Store in which any of the following take place: (i) merchandise sales occur, (ii) merchandise is displayed, (iii) merchandise is stored, or (iv) merchandise is otherwise sold. Licensee from time to time may request from the Licensor that the Retail Merchandising Sales Space be expanded, Licensor will evaluate each request on a case-by-case basis and issue any approval or disapproval. In the event that the Licensee's Retail Merchandising Sales Space in any way violates any of the

Licensor's current Agreements with any of the Licensor's other licensees or sponsors, the Licensee shall use its best efforts to work with the Licensor to resolve any of these issues. In addition, the Licensee shall not be permitted to operate any "free-standing" merchandise kiosks within sixteen (16) miles of any NASCAR Thunder retail store developed or opened prior to or subsequent to the date of this Agreement. Licensee understands and agrees that in no event shall any such "free-standing" merchandise kiosks be any larger than 300 square feet. Licensee further understands and agrees that it shall be required to cease operation and close to the general public any such "free-standing" merchandise kiosk within five (5) months following written notice by Licensor.

      (c) Advertising/Promotion and Right of Approval. All advertising and Promotional Activities shall conform to the standards and requirements that Licensor prescribes from time to time and must be approved in advance by Licensor, and, in connection therewith, Licensee covenants and agrees as follows:

                  (i) Licensee shall be required to conduct all advertising or promotion generally in accordance with the general marketing and design aspects set forth in the Initial Plan. Any actual advertising or promotion by Licensee shall be conducted in a dignified and professional manner generally consistent with the Initial Plan. Not in limitation of the foregoing, Licensee shall continuously maintain white pages and yellow pages telephone directory listings in the telephone book(s) which cover the local telephone calling area in which each of the Entertainment Stores are located.

                  (ii) Licensor shall have the right of prior approval of all uses of the NASCAR Marks on or in conjunction with the Entertainment Stores and in materials used for Promotional Activities. Licensee agrees to submit in a timely manner to Licensor, free of cost, for its prior approval as to quality, style and content, all uses of the NASCAR Marks on or in conjunction with the Entertainment Stores and all advertising and promotional materials used for Promotional Activities. Comments or approval with respect to any materials for which Licensee must seek Licensor's approval hereunder will be provided by Licensor to Licensee within [***] business days from the date of Licensor's receipt of such materials. Licensor shall provide Licensee with a copy of any existing advertising guidelines developed from time to time by Licensor.

                  (iii) Licensee agrees that [***] or more of its Promotional Activities for advertising with respect to the activity licensed by this Agreement shall be directed to the interactive Simulators contained within the Entertainment Stores licensed hereunder by Licensor.

      (d) Maintenance and Changes to the Entertainment Stores. In connection with the operation of the Entertainment Stores, Licensee covenants and agrees that:

                  (i) It shall at all times maintain the Entertainment Stores, their respective furnishings, fixtures and equipment (including without limitation, the Simulators) in good condition and in repair and shall be solely responsible for all maintenance, repair, and replacement where necessary to maintain such furnishings, fixtures and equipment in the Entertainment Stores in good operating condition, and it shall be solely responsible for all liabilities arising from the operation of the Entertainment Stores.


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

                  (ii) It shall obtain the approval of Licensor prior to making any changes to the Site Trade Dress as applied at the Entertainment Stores if such changes result in any of the Entertainment Stores being materially different from any other Entertainment Stores developed pursuant to this Agreement or from the Entertainment Stores design approved pursuant to Section 7 hereof. To the extent any change is made to the Site Trade Dress as applied at any of the Entertainment Stores Licensor shall have reasonable access to such Entertainment Store while the work is in progress to verify that such alterations or modifications of the Site Trade Dress as applied at such Entertainment Store complies with this Section 11.

      (e) Approved Products, Merchandise, Merchandise Sales, and Food Sales. In connection with the sale of approved products, merchandise and food sales at or around the Entertainment Stores, in connection with any activity approved in advance by Licensor in accordance with the terms and conditions contained in
Section 2(d), Licensee covenants and agrees as follows:

                  (i) Unless otherwise approved by Licensor, Licensee agrees to purchase from Licensor's approved and authorized licensees all articles, products and merchandise that bear, contain or display any of the NASCAR Marks, provided that this merchandise is comparable to any other vendor merchandise that the Licensee is considering and within [***] of the other vendor's pricing. However, if the Licensor's licensees do not offer merchandise that is comparable to other vendor's merchandise and not within [***] of the other vendor's prices, the Licensor will consider licensing the Licensee's other vendors on a temporary basis to produce NASCAR SILICON MOTOR SPEEDWAY exclusive merchandise, provided that each vendor would enter into a separate License Agreement with Licensor, such approval and licensing of other vendors shall not be unreasonably withheld.

                  (ii) Except as provided herein, Licensee agrees that [***] of the merchandise bearing or containing the NASCAR Marks sold by Licensee at the Entertainment Stores shall be manufactured pursuant to license agreements with Licensor's approved and authorized licensees unless Licensor expressly approves the sale of other items bearing, displaying or containing, the NASCAR Marks at the Entertainment Stores.

                  (iii) "Official Label" means an "Officially Licensed Product" tag or label in the form prescribed by Licensor which shall be affixed to each Licensed Product, its Packaging or Advertising by the Licensee.

                  (iv) Licensee agrees not to sell any food or beverage items at the Entertainment Stores other than items listed and described on the menu attached on Exhibit B. Food items shall be limited to snack food types (i.e., pre-packaged chips, pretzels, soft-drinks, etc.) and be self service (meaning no waiters and/or waitresses). In addition, prior to offering any food item for sale, Licensee shall seek written approval for all such food items for each Entertainment Store, except for items previously approved by Licensor and appearing on Exhibit B. Licensee may request, from time to time, that Licensor approve additional food items for sale at the Entertainment Stores, such approval subject to Licensor's sole discretion.


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

      (f)   Exclusive Sponsors and Exclusive Licensee.

                  (i) Licensee acknowledges and agrees that Licensor has entered into and may in the future enter into exclusive relationships with sponsors and licensees (to the exclusion of Licensee) with respect to, among other things, merchandise, programming, racing events, racing services, advertising and promotion, official sponsorships and other designations, and products and services that display or promote the NASCAR Marks (collectively, "Exclusive Sponsors and Licensees"). A current listing of all Exclusive Sponsors and Licensees is attached hereto as Exhibit C. Licensor agrees to provide Licensee updates and changes to such listing periodically during the term of this Agreement. Licensee agrees to honor the commitments that Licensor has made to Exclusive Sponsors and Licensees. Licensee agrees that prior to negotiating with any sponsor or company that manufactures or produces a product or provides a service in a category in which one of Licensor's Exclusive Sponsors and Licensees engages, Licensee shall first negotiate with Licensor's Exclusive Sponsors and Licensees for any and all Promotional Activities for the Entertainment Stores. If Licensee desires to enter into a relationship with a sponsor that is not one of Licensor's Exclusive Sponsors and Licensees for Promotional Activities that will take place within the Entertainment Stores, Licensee must obtain Licensor's approval, which approval shall not be unreasonably withheld.

                  (ii) If, however, Licensee desires to enter into a relationship with a sponsor that is not one of Licensor's Exclusive Sponsors and Licensees for Promotional Activities outside of the Entertainment Stores, Licensee must obtain Licensor's approval, which may not be unreasonably withheld. Notwithstanding the foregoing, Licensee may however, have [***] sponsors per Entertainment Store location in competing categories with Licensor's Exclusive Sponsors and Licensees per year. If Licensee enters into an agreement with one of Licensor's Exclusive Sponsors and Licensees but is thereafter notified by Licensor that such sponsor or entity is no longer one of Licensor's Exclusive Sponsors and Licensees, Licensee may continue to use such sponsor or entity only during the term of Licensee's agreement with such entity. From and after the expiration of the term of such agreement or its earlier termination, whichever shall occur first. Except as provided herein, Licensee agrees to use its best efforts to enter into an agreement with one of Licensor's then current Exclusive Sponsors and Licensees unless otherwise approved by Licensor, which approval shall not be unreasonably withheld. All sponsor or vendor agreements entered into by Licensee shall have a term of no more than five (5) years with no automatic renewals.

12. OWNERSHIP AND PROTECTION OF NASCAR MARKS AND TRADE OR RELATED PROPRIETARY RIGHTS

      (a) Licensor's Rights. Licensee acknowledges and agrees that NASCAR exclusively owns and will continue to exclusively own during and after the Term of this Agreement the NASCAR Marks and any registrations therefor and all goodwill associated with them, as well as any trademarks, trade names, logos and service marks adopted and used or approved for use by NASCAR and all goodwill associated with them, and the NASCAR Trade Dress and all goodwill associated with them, along with NASCAR's unique characteristics, NASCAR Rulebook, and "look and feel" (all collectively referred to herein as the "NASCAR Indicia"). Licensor acknowledges that the Licensee owns the Site Trade Dress, however, Licensee agrees that all NASCAR Trade Dress items and NASCAR Indicia contained within the Site Trade Dress are owned by the Licensor. Licensee further acknowledges that NASCAR owns and will


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continue to own during and after the Term of this Agreement all common law and statutory copyrights in its rules, procedures, publications and all other original works of authorship fixed in a tangible means of expression (hereinafter "NASCAR Copyrighted Works"), and that NASCAR owns and will continue to own during and after the Term of this Agreement trade secret rights in its customer lists, membership lists, and other information meeting the definition of a Licensor Trade Secret in Section 15 of this Agreement. The NASCAR Marks, NASCAR Indicia, NASCAR Copyrighted Works, and Licensor Trade Secrets are hereinafter referred to collectively as the "NASCAR Intellectual Property." Licensee acknowledges that nothing contained in this Agreement shall provide Licensee with any right, title or interest to the NASCAR Intellectual Property other than the right to use the NASCAR Marks and NASCAR Trade Dress pursuant to the licenses granted under this Agreement. Licensee further acknowledges and agrees that nothing contained in this Agreement shall, in any manner whatsoever, preclude, restrict or prohibit Licensor from selling, distributing, manufacturing or providing, or authorizing others to do so, any products, merchandise or services containing, displaying or bearing the NASCAR Marks or the NASCAR Trade Dress, or any trade or service marks other than the NASCAR Marks, within or outside the Territory through distribution channels other than the Entertainment Stores.

      (b) Licensee's Intellectual Property. Except for NASCAR's right, title and interest in the Marks, NASCAR Indicia, NASCAR Copyrighted Works, and NASCAR Trade Secrets, it is expressly agreed that Licensee is the sole owner of all right, title and interest, including all copyrights, patents, trademarks, trade names, trade secrets, algorithms, audio visual rights and moral rights and other intellectual property rights, in the Entertainment Stores and pertaining to the Simulators created by Licensee and its personnel and any collateral materials such as customer lists, source code, object code, algorithms, audio visual displays, technical specifications, user manuals, documentation, fonts (such as that used in the "Silicon" portion of the NASCAR Silicon Motor Speedway logo as found in Exhibit A) and quick reference guides underlying the Entertainment Stores and Simulators created, designed, authored or conceived by Licensee or its personnel (hereinafter referred to collectively as "Licensee's Intellectual Property").

      (c) Acknowledgment of Validity of the Marks. Licensee acknowledges the validity of each of the NASCAR Marks and the state and federal registrations NASCAR owns, obtains or acquires for the NASCAR Marks. Licensees shall not, at any time, file any trademark application with the United States Patent and Trademark Office, or any application with any other governmental entity in any country claiming rights in the NASCAR Marks, NASCAR Indicia, NASCAR Copyrighted Works, or Licensor Trade Secrets. Except as expressly authorized in advance by NASCAR, Licensee shall not use any of the NASCAR Marks or any similar mark as, or as part of, a trademark, service mark, trade name, fictitious name, company or corporate name anywhere in the world other than "NASCAR Silicon Motor Speedway" as provided in this Agreement. Any trademark or service mark registration obtained or applied for that contains the Marks or any similar mark shall be transferred to NASCAR without compensation beyond the mutual promises in this Agreement.

      (d) Challenge or Objection. Licensee shall not oppose or seek to cancel or challenge in any forum, including, but not limited to, the United States Patent and Trademark Office, any application or registration of NASCAR. Licensee shall not object to, or file any action or lawsuit because of, any use by NASCAR of the NASCAR Intellectual Property for any goods or services, whether such use is by NASCAR directly or through different licenses or authorized users, except that Licensees may bring a breach of contract claim for breach of any exclusive rights they are granted under this Agreement.

      (e) Good Will. Licensee acknowledges that: (1) the NASCAR Marks are unique and original and NASCAR holds the right to the commercial exploitation of the NASCAR Marks; (2) NASCAR has acquired valuable goodwill in the Marks and the NASCAR Trade Dress; and (3) all goodwill derived from Licensee's use of any NASCAR Marks, NASCAR Trade Dress and Site Trade Dress will inure to the benefit of NASCAR.

      (f) Infringement by Third Parties. Licensee shall not, during the Term or anytime thereafter, dispute or contest, nor cause or assist or aid others in disputing or contesting, NASCAR's exclusive right to the NASCAR Intellectual Property. Licensee shall fully cooperate with and assist NASCAR (at NASCAR's cost and expense) in preventing or prosecuting any infringement of NASCAR Intellectual Property which NASCAR in its sole discretion decides to pursue, and Licensee shall not share in any recovery in any such action. Licensee shall give prompt written notice to Licensor of any improper use of the NASCAR Marks or NASCAR Trade Dress, any other trademark or service mark or trade dress used by any third party except Licensor's authorized licensees which is confusingly similar to the NASCAR Marks or NASCAR Trade Dress which comes to Licensee's attention or any event or advertisement which it believes may constitute an infringement upon NASCAR Marks or other NASCAR Intellectual Property or any challenge to Licensor's ownership or Licensee's use of the NASCAR Marks or NASCAR Intellectual Property, which comes to Licensee's attention.

      (g) Quality Standards. Licensee acknowledges that if any aspect of the goods and services promoted and marketed by it hereunder were of inferior quality in design or workmanship, the goodwill which NASCAR has established and now possesses in the NASCAR Marks and NASCAR Trade Dress would be impaired. Licensee agrees to maintain the quality of goods and services offered in connection with the NASCAR Marks, NASCAR Trade Dress, Site Trade Dress at a high level.

      (h) Copyright. Licensee shall not attempt to obtain or assert copyright or trademark rights on behalf of Licensee in any artwork, logo or design which contains the NASCAR Marks or the NASCAR Trade Dress. If any such works are created, Licensee shall include copyright notices on behalf of NASCAR in such works, and assign to NASCAR any copyrights obtained or asserted by Licensee.

      (i) Injunctive Relief. Licensee acknowledges that its breach of the intellectual property provisions of this Agreement will result in immediate and irreparable harm to Licensor and that money damages alone would be inadequate to compensate Licensor. Therefore, in the event of such breach, Licensor may, in addition to other remedies, immediately obtain and enforce injunctive relief prohibiting the breach or threatened breach or compelling specific performance.


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

13. NON-ASSIGNABILITY AND TRANSFERABILITY OF AGREEMENT OR OWNERSHIP INTEREST OF LICENSEE

      (a) Transfer by Licensor. This Agreement is fully assignable by Licensor to any Affiliate of Licensor and inures to the benefit of such assignee or any other legal successor to the interest of Licensor and if such assignee or other legal successor agrees to assume the rights and obligations of Licensor under this Agreement, Licensor shall be released from all obligations and liabilities hereunder. Licensee agrees to execute any documents and other forms that Licensor may reasonably request in connection with any such transfer or assignment by Licensor.

      (b) Transfer by Licensee. Licensee understands and acknowledges that the rights and duties created by this Agreement are personal to Licensee and that Licensor has granted the licenses hereunder to Licensee in reliance upon its perceptions of Licensee's individual character, skill, aptitude, attitude, business ability and financial capacity. Accordingly, Licensee agrees as follows:

                  (i) Restrictions on Transfer of Licenses. Licensee shall not sell, assign, convey, give away, pledge, encumber, mortgage, or otherwise transfer all or any portion of any right and/or interest in this Agreement, the NASCAR Marks, or the NASCAR Trade Dress, any license granted hereunder, or any interest herein or related thereto (collectively, the "Proprietary Interests") without the prior written consent of Licensor, which may be withheld by Licensor for any reason whatsoever.

                  (ii) Permitted Transfers. If Licensor shall consent to a transfer under subparagraph (i) of this Section 13 above, Licensee shall nonetheless remain primarily and fully obligated to Licensor under this Agreement. In addition, the transferee shall be bound by the terms of this Agreement (including, but not limited to Licensor's right to terminate this Agreement) as if such transferee had originally signed this Agreement as Licensee, and the transferee shall sign all documents, instruments and agreements that Licensor requires in order to bind transferee to the terms and conditions of this Agreement.

                  (iii) Exception to Restrictions on Transfers. The restrictions in Section 13(b)(i) above shall not apply to an Initial Public Offering or any Secondary Offering by Licensee (as such terms are defined in the Warrant attached hereto as Exhibit D to this Agreement), provided that such Initial Public Offering or any Secondary Offering by Licensee is in accordance with the terms of this Agreement and the Warrant. Licensor's consent to a transfer of this Agreement or any interest in Licensee does not constitute a representation as to the fairness of the terms of any contract between Licensee and the transferee, does not provide any guarantee of the prospects of success of the transferee nor does such consent provide any waiver of any claims Licensor may have against Licensee or as to Licensor's right to demand the transferee's exact compliance with any of the terms and conditions of this Agreement.

14.   NON-DISCLOSURE

(a) Non-Disclosure of Licensor Trade Secrets. For purposes of this Agreement, the term "Licensor Trade Secrets" means any information of Licensor and/or its Affiliates which (i) derives its economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use, (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, or (iii) is identified by Licensor in writing as confidential. Licensor Trade Secrets shall include, without limitation, financial documents and information, marketing, plans and strategies and other items not related to the Business but excluding Licensee Trade Secrets and Licensee Confidential Information (the above information hereinafter referred to as the "Licensor Proprietary Information"). Licensee acknowledges and agrees that all of the Licensor Proprietary Information is economically valuable, that such value is derived from such Licensor Proprietary Information containing Licensor Trade Secrets not generally known to others, and that reasonable efforts have been taken by Licensor to maintain the secrecy and confidentiality of the Licensor Proprietary Information and Licensor Trade Secrets, and that Licensee has entered into this Agreement in order to use such Licensor Proprietary Information to the economic benefit of Licensee. To the extent that any Licensor Trade Secrets are disclosed to Licensee pursuant to this Agreement, Licensee shall not, during and after the term of this Agreement for so long as any such information shall remain trade secrets, use or permit the duplication or disclosure of any such Licensor Trade Secrets, unless such use, duplication or disclosure is specifically authorized by Licensor in advance in writing.

      (b) Non-Disclosure of Licensee Trade Secrets. For purposes of this Agreement, the term "Licensee Trade Secrets" means any information of Licensee and/or its Affiliates which (i) derives its economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use, (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, or (iii) is identified by Licensee in writing as confidential. Licensee Trade Secrets shall include, without limitation, financial documents and information, marketing plans and strategies of Licensee and other items whether or not related to the Business (the above information hereinafter referred to as "Licensee Proprietary Information"). Licensor acknowledges and agrees that all of the Licensee Proprietary Information is economically valuable, that such value is derived from such Licensee Proprietary Information containing Licensee Trade Secrets not generally known to others, and that reasonable efforts have been taken by Licensee to maintain the secrecy and confidentiality of the Licensee Proprietary Information and Licensee Trade Secrets. To the extent that any Licensee Trade Secrets are disclosed to Licensor pursuant to this Agreement or otherwise, Licensor will not, during and after the term of this Agreement for so long as any such information shall remain trade secrets, use or permit the duplication or disclosure of any such Licensee Trade Secrets, unless such use, duplication or disclosure is specifically authorized by Licensee in advance in writing.

      (c) Non-Disclosure of Licensor Confidential Information. For purposes of this Agreement, the term "Licensor Confidential Information" shall mean any data or information of Licensor which is not related to the Business, other than Licensor Trade Secrets, that is competitively sensitive, that is not disclosed to the public by Licensor or that is not generally known by the public, including without limitation any of the Licensor Proprietary Information, and other items or compilations of such information, whether in printed or magnetic form, relating to Licensor and/or its business or that is identified by Licensor in writing as confidential. Licensor Confidential Information shall also mean any information received by Licensee from Licensor or any agent or Affiliate of Licensor or any other third party providing such information in confidence to Licensee. To the extent that any Licensor Confidential Information is disclosed to Licensee, Licensee shall not, during the term of this Agreement and for five
(5) years after
termination or expiration of this Agreement, use or permit the duplication or disclosure of any such Licensor Confidential Information, unless such use, duplication or disclosure is specifically authorized by Licensor in advance.

      (d) Non-Disclosure of Licensee Confidential Information. For purposes of this Agreement, the term "Licensee Confidential Information" shall mean any data or information, other than Licensee Trade Secrets, that is competitively sensitive, that is not disclosed to the public by Licensee or that is not generally known to the public, including without limitation items or compilations of such information, whether in printed or magnetic form, used in or related to the Business, or that is identified by Licensee in writing, as confidential. Licensee Confidential Information also shall mean any information received by Licensor or Licensee from any agent or Affiliate of Licensee or any other third party providing such information in confidence to such party. To the extent that any Licensee Confidential Information is disclosed to Licensor, Licensor shall not, during the term of this Agreement and for five (5) years after termination or expiration of this Agreement, use or permit the duplication or disclosure of any such Licensee Confidential Information, unless such use, duplication or disclosure is specifically authorized by Licensee in advance in writing.

      (e) Exception. Licensee and Licensor shall not be obligated to maintain in confidence under Sections 14(a) through 14(d) above:

                  (i) information which is, or subsequently may become within the knowledge of the public generally through no fault of the receiving party;

                  (ii) information which the receiving party can show was previously known to it as a matter of record at the time of receipt;

                  (iii) information which may subsequently be obtained lawfully from a third party who has lawfully obtained the information through no fault of Licensee or Licensor; and

                  (iv) information which may subsequently be developed as a matter of record, independently of disclosure, by the Licensee.

      (f) Ownership. All Licensor Trade Secrets and Licensor Confidential Information furnished or disclosed by Licensor to Licensee directly or indirectly hereunder are and shall remain the property of Licensor. Any reproductions, notes, summaries or similar documents relating to the Licensor Trade Secrets and Licensor Confidential Information and any files, memoranda or reports relating thereto shall become and remain the property of Licensor immediately upon their creation. Upon termination of this Agreement or upon the prior demand of Licensor, Licensee shall immediately return all such materials together with all copies thereof to Licensor. It is also understood that all Licensee Trade Secrets and Licensee Confidential Information furnished or disclosed by Licensee to Licensor directly or indirectly hereunder are and shall remain the property of Licensee. Any reproductions, notes, summaries or similar documents relating to the Licensee Trade Secrets and Licensee Confidential Information and any files, memoranda or reports relating thereto shall become and remain the property of Licensee immediately upon their creation. Upon termination of this Agreement or upon the prior demand of Licensee, Licensor shall immediately return all such materials together with all copies thereof to Licensee.

15.   LICENSEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

      Licensee makes to and for the benefit of Licensor the following representations, warranties and covenants:

      (a) Authority. Licensee has the requisite authority to execute, deliver and perform its obligations under this Agreement, Licensee has obtained all required corporate approval including board of directors or other consents, Licensee is duly organized or formed and validly existing, in good standing, under the laws of the state of its incorporation or formation, and Licensee's entering into this Agreement does not in any manner whatsoever violate or conflict with any other agreement previously entered into by Licensee, an Affiliate of Licensee, any Owner or any Affiliate of any Owner. Furthermore, Licensee represents and warrants that it is the sole and exclusive owner of all intellectual property rights in the Simulators, including but not limited to all patents, copyrights, trade secrets and other proprietary rights in the software, hardware, firmware and other components of the Simulators.

      (b) Exclusivity Regarding Simulators. Except as expressly provided in
Section 16(h) hereof, Licensee covenants and agrees that the Simulators shall be available for use by the general public or otherwise solely at the Sites of the Entertainment Stores [each Site subject to the prior approval of Licensor in accordance with Section 9(a) hereof] and in connection therewith. Except as provided herein, Licensee further covenants and agrees not to sell, convey, transfer or assign, nor grant a license to use, any of the stock car or stock truck themed Simulators nor any of the hardware, software, firmware or other components of these Simulators to any Person without the prior approval of Licensor, which approval shall not be unreasonably withheld, however, Licensee shall be permitted to sell Simulators or any components of the Simulators to any Licensor wholly-owned subsidiaries or Licensor joint venture partners of the Licensee. Notwithstanding the foregoing, if at any time during the Term of this Agreement Licensee is willing to sell one or more Simulators solely to Licensor, Licensee agrees to sell [***] individual Simulators to Licensor at a purchase price equal to Licensee's actual cost of labor, equipment and materials for each such Simulator.

      (c) Ownership. Exhibit E to this Agreement completely and accurately describes all of Licensee's current owners together with their respective ownership and voting interests in Licensee (such owners, together with any successors thereto or other owners of ownership or voting interest in Licensee, the "Owners" or, singly, an "Owner"). Each of the Owners are set forth on Exhibit E.

      (d) Warrant. Licensee has duly executed and delivered to Licensor the Warrant in the form attached hereto as Exhibit D (the "Warrant).

      (e) Conflicts. Licensee acknowledges that upon execution of the Agreement, that the Licensor has previously engaged in various marketing and promotional activities which are designed to promote and enhance the sport of stock car and stock truck racing and the goodwill of the NASCAR Marks. Licensee further acknowledges that Licensor's marketing, and promotional activities involve relationships with numerous companies, organizations and

***Confidential treatment requested.

individuals who serve as sponsors, owners, advertisers and business partners (hereinafter referred to as "Other NASCAR Licensees"). Licensee agrees that in the event Licensor determines that Licensee's activities taken pursuant to this Agreement come into conflict with the interests or rights of other NASCAR Licensees, Licensee shall in good faith cooperate with Licensor in order to resolve the conflict and, in the event the conflict cannot be resolved, shall take the action requested by NASCAR as long as it is legal and commercially practical to do so. Licensee acknowledges that NASCAR has previously granted a license to third parties who will operate an online multiplayer service (which has been referred to publicly as the NASCAR Racing Online Series) which will allow multiple players to compete online in the same race, and may to some extent directly or indirectly compete with Licensee for the same users (although targeted at home users rather than users in retail outlet locations).

      (f) Control of NASCAR Marks and NASCAR Trade Dress. It understands that it is an essential condition of this Agreement to protect the high reputation enjoyed by Licensor and the NASCAR Marks, and that Licensor retains the sole and exclusive right and authority to control the nature and quality of each and every use of the NASCAR Marks and NASCAR Trade Dress by Licensee, and Licensee shall comply with and abide by any and all requirements or restrictions on the use of the NASCAR Marks and NASCAR Trade Dress under the terms of this Agreement. Licensee agrees that the NASCAR Marks and NASCAR Trade Dress shall be used solely in connection with the Entertainment Stores and that Licensor shall retain the sole and exclusive right and authority to control the nature, quality, and character of the goods and services with which the NASCAR Marks and NASCAR Trade Dress are utilized, provided, however, that Licensee shall not be obligated to replicate the numbers, sponsors, or colors of the cars of actual NASCAR competitors. Licensee agrees that it shall not use the term "SpeedPark" in any manner to identify the Entertainment Stores or in conjunction with the NASCAR trials. In the event that it becomes advisable at any time, in Licensor's sole discretion, to modify or discontinue the use of any one or more of the NASCAR Marks or to use one or more additional or substitute marks, Licensee agrees at its expense to promptly comply with the instructions of Licensor in that regard as soon as commercially practicable but, in any event, no later than four (4) years from receipt of notice of such instructions from Licensor.

      (g) Additional Covenant by Licensee. Licensee covenants and agrees to use its best efforts to provide and grant to Licensor the licensing right to use Simulators within the theme park commonly known as "DAYTONA USA" located on the property of the Daytona International Speedway, provided that financially reasonable terms are reached with Licensor. In addition, proposed Entertainment Stores within the Volusia County, Florida limits shall be approved or disapproved based on the Licensor's sole discretion.

      (h) Licensee's Requirement to Disclose to Licensor all Owners and Directors of Licensee. Licensee covenants and agrees to provide Licensor, within five (5) business days following any request by Licensor from time to time during the Term of this Agreement, a complete and accurate written list and description, as of the date of such request by Licensor, of: (x) all of the owners of Licensee, together with their respective ownership and voting interest in Licensee; and (y) the Members of the Board of Directors of Licensee, and the total authorized number of Board of Directors of Licensee.

16.   LICENSOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

      Licensor hereby makes to and for the benefit of Licensee the following representations, warranties and covenants:

      (a) Authority. It has the authority to execute, deliver and perform its obligations under this Agreement, Licensor has obtained all required board of directors or other consents, and it is duly organized or formed and validly existing in good standing under the laws of the state of its incorporation or formation.

      (b) Representations. It has the exclusive ownership right, title, and interest to all of the existing registrations and pending applications for registration of the NASCAR Marks as listed from time to time on Exhibit A hereto, and within the United States, to the knowledge of Licensor, the NASCAR Marks do not infringe the rights of any third party, and that Licensor is authorized to grant to Licensee the license to use such NASCAR Marks on the terms and conditions in this Agreement.

      (c) Covenant. Licensor shall use commercially reasonable efforts to assist Licensee in creating the most NASCAR authentic experience possible. NASCAR's Competition, Administration, Marketing, Licensing, and Public Relations departments shall work with Licensee to develop an official and realistic NASCAR atmosphere in the Entertainment Stores. In addition, Licensor shall provide Licensee with reasonable assistance and direction in the Licensee's efforts to obtain sponsorship.

17.   INDEMNIFICATION

      (a) Licensee agrees to indemnify, defend and hold harmless Licensor, its shareholders, directors, officers, employees, affiliates, professionals and agents, from any and all loss, costs, expenses (including reasonable attorneys' fees) claims, damages and liabilities related to or associated with Licensee or arising out of Licensee's ownership or operation of the Entertainment Stores, including, but not limited to (i) claims related to personal or property injuries occurring in the Entertainment Stores or any surrounding area within Licensee's control, (ii) any unauthorized use of or infringement of any trademark, service mark, trade dress, copyright patent, process, method or device by Licensee, (iii) alleged defects or deficiencies in any of the Entertainment Stores or the use thereof, or any false advertising, fraud or misrepresentation by Licensee, (iv) the unauthorized use of the NASCAR Marks or NASCAR Trade Dress or any breach by Licensee of this Agreement (v) libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third party, (vi) the breach of any covenants, representations, and/or warranties of Licensee contained in this Agreement and/or (vii) the breach of agreements or alleged agreements made or entered into by Licensee to effectuate the terms of this Agreement. Licensor shall give Licensee notice of the making of any claim or the institution of any action hereunder and Licensor may at its sole discretion participate in any action.

      (b) Licensee agrees to notify Licensor immediately of any apparent infringement or challenge to Licensee's use of any NASCAR Marks, or of any claim by any person of any rights in any NASCAR Marks, and Licensee agrees not to communicate with any person other than Licensor, or its respective attorneys and Licensee's attorneys, in connection with any such infringement, challenge, or claim, unless legally required to do so. Licensor has sole discretion to take such action as Licensor deems appropriate and the right to control exclusively any litigation, U.S. Patent and Trademark Office proceeding, or any other proceeding arising out of such infringement, challenge, or claim or otherwise relating to any NASCAR Marks, the Speedway Logos or related wordmarks. Licensee agrees to render such assistance and do such acts and things as, in the opinion of Licensor's attorneys, may be reasonably necessary or advisable to protect and maintain Licensor's interest in any litigation, Patent and Trademark Office or other proceeding, or otherwise to protect and maintain Licensor's interest in the wordmark NASCAR SILICON MOTOR SPEEDWAY and the Speedway Logos. Licensee shall not institute any suit or take any action on account of any infringements or imitations without first obtaining the consent of Licensor to do so. Licensee understands and agrees that it is not entitled to share in any proceeds received by Licensor (by settlement or otherwise) in connection with any formal or informal action brought by Licensor hereunder.

      (c) Licensor agrees to indemnify and defend Licensee against and to reimburse Licensee for all damages for which Licensee is held liable in any claim or proceeding referred to in Section 17(b) hereof in the United States, Canada and Australia, provided that Licensee's use of the NASCAR Marks was authorized by Licensor pursuant to and in compliance with this Agreement and for all costs reasonably incurred by Licensee in the defense of any such claim brought against Licensee or in any such proceeding, in which Licensee is named as a party, provided that Licensee has timely notified Licensor of such claim or proceeding, having given Licensor sole control of the defense (including the selection of attorneys to represent Licensee) and settlement of any such claim or proceeding, and have otherwise complied with this Agreement. If it becomes legally necessary for Licensee to modify or discontinue the use of any NASCAR Marks and/or use one or more additional or substitute trademarks or service marks, Licensee agrees to comply with Licensor's directions within a reasonable time after receiving notice thereof. Licensor shall not be obligated in any manner whatsoever to reimburse Licensee for any loss of revenue, lost profits, start-up or other such expenses, or any direct or consequential damages attributable to any modified or discontinued NASCAR Marks or for any expenditures Licensee makes to promote a modified or substitute trademark or service mark.

18.   INSURANCE

      (a) Insurance Coverage. Licensee shall secure and maintain insurance coverage for itself and its concessionaires, including general liability and products liability coverage, with insurance carriers acceptable to Licensor and in accordance with Licensor's current insurance requirements, as set forth from time to time by Licensor. Licensee shall provide evidence of such insurance before obtaining possession of a Site or at such other time that Licensor specifies. The coverage shall comply with the requirements of any lease for financing for a Site and include coverage for risk, in such amounts and subject to such policy limits and deductible amounts as Licensor shall determine from time to time. In any event (i) the amount of coverage provided for each Site under any comprehensive general liability insurance shall not be less than [***]; (ii) property and casualty insurance shall be for the full replacement value of the Entertainment Store and its contents; (iii) Licensee shall carry business interruption insurance which shall provide benefits over a period of not less than [***] and (iv) no insurance shall have greater than a [***] deductible unless approved in writing in advance by Licensor. Licensee also shall carry such workers'

***Confidential treatment requested.

compensation insurance for itself and its concessionaires as may be required by applicable law. In addition, Licensor may require as a condition to approval of any food and beverage supplier to the Entertainment Stores that such supplier includes Licensor and Licensee as additional insureds on such supplier's product liability insurance.

      (b) Conditions of Coverage. Licensee agrees to name Licensor as an additional insured on all insurance policies required by this Section 18 to the extent of its interest and provide Licensor certificates of insurance evidencing such coverage. All policies shall provide Licensor with at least thirty (30) days' prior written notice of cancellation or termination of coverage. Licensor reserves the right to specify reasonable changes in the types and amounts of insurance coverage required by this Section 18. Should Licensee fail or refuse to procure the required insurance coverage from an insurance carrier acceptable to Licensor, or to maintain such coverage throughout the Term of this Agreement, Licensor may, but not shall be obligated to, procure such coverage for Licensee, in which event Licensee agrees to pay the required premiums and/or to fully reimburse Licensor for them.

19.   TERMINATION BY LICENSEE WITH CAUSE

      During the term of this Agreement, Licensee in the exercise of its best business judgment, may determine that it is necessary or advisable to close an Entertainment Store or to otherwise cease operating such Entertainment Store pursuant to the terms of this Agreement. If, and only if, Licensee reasonably determines that with respect to an Entertainment Store it is unprofitable and the expenses of an Entertainment Store exceed the Gross Revenue from such Entertainment Store during any full calendar year in the operation of such Entertainment Store; provided, however, that Licensee shall timely pay all creditors and satisfy all of its debts and liabilities relating to such Entertainment Store prior to closing of such Entertainment Store to the general public. In connection therewith, in the event that Licensee discontinues the operation of an Entertainment Store or causes the operation of an Entertainment Store to be discontinued in accordance with this Section 20, Licensee shall provide Licensor sixty (60) days written notice prior to discontinuing the operation of an Entertainment Store and Licensee shall fully comply with Section 21 hereof.

      This Agreement (i) shall be automatically terminated (without any further action required by Licensee) upon the expiration of the Term and (ii) may be terminated, subject to any applicable cure period, in Licensee's sole discretion, upon the occurrence of any Default (as defined below).

      (a) Events of Default; Termination. Licensee may elect, without prejudice to any other rights or remedies which it may have hereunder, at law or in equity, immediately to terminate this Agreement upon occurrence of any of the following (a "Default"), which shall constitute an event of default under this Agreement.

                  (i) Misrepresentation and Misconduct. Licensor has knowingly made any material misrepresentation or omission in connection with its ownership of the license granted hereby or in connection with entering into this Agreement; or if Licensor engages in any dishonest conduct or act of moral turpitude that materially adversely affects the goodwill associated with the license granted hereunder or the NASCAR Marks.

20.   TERMINATION BY LICENSOR

      This Agreement (i) shall be automatically terminated (without any further action required by Licensor) upon the expiration of the Term and (ii) may be terminated, subject to any applicable cure period, in Licensor's sole discretion, upon the occurrence of any Default (as defined below).

      (a) Events of Default; Termination. Licensor may elect, without prejudice to any other rights or remedies which it may have hereunder, at law or in equity, immediately to terminate this Agreement upon occurrence of any of the following (a "Default"), which shall constitute an event of default under this
Agreement:

                  (i) Sums Due. Licensee's failure to pay any sum which is due and payable within thirty (30) days after written notice from Licensor that such amount is due pursuant to this Agreement;

                  (ii) Misrepresentation and Misconduct. Licensee has knowingly made any material misrepresentation or omission in connection with its securing of the license granted hereby or in connection with entering into this Agreement; or if Licensee engages in any dishonest conduct or act of moral turpitude that materially adversely affects the goodwill associated with the NASCAR Marks and/or the NASCAR Trade Dress;

                  (iii) Violations of Laws and Regulations. Licensee violates any laws, rules and regulations (including without limitation, health, safety or sanitation law, ordinance or regulation) and does not cure the noncompliance or violation within ten (10) days or such longer grace period as the authorities allow) of discovering such noncompliance or violation;

                  (iv) Transfer or Assignment. Licensee makes an unauthorized transfer or assignment of this Agreement or the Entertainment Store(s);

                  (v) Understatement of Gross Revenue. Licensee intentionally understates any of the Entertainment Stores' Gross Revenue;

                  (vi) Payment of Taxes. Licensee fails to pay within thirty
(30) days when due any federal or state income, service, sales or other taxes due on the Licensee's operations, unless it is in good faith contesting its liability for such taxes, has effectively stayed the enforcement of liability for such taxes and has established adequate reserves for such taxes;

                  (vii) Abandonment. Licensee's abandonment of any Entertainment Store(s) by failure to have any Entertainment Store(s) open to the general public and operating for five (5) or more consecutive days, or an aggregate of ten (10) days within any calendar quarter (other than in connection with the permanent cessation of operating an Entertainment Store pursuant to Section 20 hereof) unless such failure to operate is due to scheduled remodeling repairs, technology upgrades or renovation approved by Licensor, or due to fire, flood, earthquake or other similar Acts of God beyond Licensee's control;

                  (viii) Creditor's Remedies, etc. Licensee or any Entertainment Store is seized, taken over or foreclosed on by a government official in the exercise of his duties, or by a creditor, lien holder or lessor, or any legal action against Licensee by a creditor resulting in attachment, garnishment or sequestration of Licensee's interest in any Entertainment Store, and possession is not regained by Licensee within thirty (30) days or the attachment, garnishment or sequestration is not discharged within thirty (30) days; or a levy of execution has been made upon Licensee or upon any property used in the business and it is not discharged within thirty (30) days of such levy; or the making of an assignment for the benefit of creditors or the filing of a voluntary or involuntary petition by or against Licensee or any Entertainment Store under any Section or chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof; or the appointment of a receiver for all or substantially all of the assets of any Entertainment Store;

                  (ix) Litigation. Licensee shall contest the enforceability of this Agreement, or ownership by Licensor of the NASCAR Marks and/or the NASCAR Trade Dress;

                  (x) Closing of Multiple Entertainment Stores. An aggregate of five (5) or more Entertainment Stores are closed to the general public, in accordance with Section 19 during the Term of this Agreement;

                  (xi) Licensor's Failure to Approve Initial Plan. Licensor disapproves or fails to approve Licensee's Initial Plan within thirty (30) days after the delivery of the Initial Plan by Licensee to Licensor in accordance with Section 6(a) hereof;

                  (xii) Breach of Representations, Warranties and Covenants. Licensee breaches any representation, warranty or covenant contained in this Agreement;

                  (xiii) Change in Majority Ownership or Majority Control of Licensee. Except upon the completion of an Initial Public Offering, the original owners of Licensee, such original owners' being all of those Owners of Licensee as of December 15, 1997 (collectively, the "Original Owners"), fail to maintain at all times during the Term of this Agreement, for any reason whatsoever, at least fifty-one percent (51%) or more of the outstanding total and ownership interest in Licensee;

                  (xiv) Certain Changes in Connection with Board of Directors of Licensee. More than two (2) of the six (6) original Members of the Board of Directors of Licensee, such original Members of the Board of Directors of Licensee being those Members of the Board of Directors of Licensee as of the Effective Date of this Agreement, as are listed and described on Exhibit E (the "Original Directors"), do not remain or serve, for any reason whatsoever, as Members of the Board of Directors of Licensee, unless otherwise approved in writing by Licensor; or the authorized number of Board of Directors of Licensee at any time during the Term of this Agreement exceeds seven (7), unless otherwise approved in writing by Licensor;

                  (xv) Breach of any Term. Licensee fails to comply with or violates any of the terms or conditions of this Agreement and such failure or violation is not cured within twenty (20) days of the date of notice that such failure or violation occurred; provided, however, such failure or violation can be corrected or cured but cannot be corrected and cured (to the satisfaction of Licensor) within such twenty (20) days, Licensee shall be provided with an additional reasonable amount of time to correct and cure such failure or such violation; provided that Licensee at all times uses its best efforts to correct and cure such failure or violation; and further provided that, in no event shall such time period to correct or cure such failure or violation by Licensee extend beyond sixty (60) days following the date of notice that such failure or violation occurred; and

      Notwithstanding the provisions described in this Section 20, if any, applicable law or regulation of a governmental authority having jurisdiction over this Agreement, Licensor and/or Licensee limit-, Licensor's rights of termination or requires different or longer notice periods than those set forth herein, the affected portions of this Section 20 shall be deemed amended solely to conform to such laws and regulations.

      (b) Successive Breaches. In addition to and not in limitation of any of Licensor's remedies for any event of Default set forth in Section 20, if, after a breach by Licensee of a provision of this Agreement, for which License has been given notice and an opportunity to cure (if any) as provided herein, Licensee breaches the same provision twice within any one hundred eighty (180) day period, Licensor may also immediately terminate this Agreement upon any such subsequent breach of the same provision within such one hundred eighty day (180) period, provided that Licensee has been given notice of such subsequent breach and, if the provision breached provides for an opportunity to cure, Licensee has also been provided with an additional ten (10) day period during which to cure such subsequent breach.

      (c) Effective Date of Termination. Termination of this Agreement shall be effective immediately upon Licensor's giving to Licensee written notice of termination in accordance with the notification provisions set forth in Section 22.

      (d) Choice of Remedies. Upon the occurrence of an event of Default under this Agreement, Licensor may in its sole discretion independently exercise or not exercise any or all rights which it may have under this Agreement or any other agreements by and between Licensee and Licensor, and the exercise of Licensor's rights under this Agreement shall not exclude any other remedies which Licensor may have at law or in equity. All such remedies of Licensor are cumulative.

21.   EFFECT OF TERMINATION OR EXPIRATION

      Upon termination or expiration of this Agreement with respect to any of the Entertainment Stores, or the closing of an Entertainment Store pursuant to
Section 20:

      (a) De-identification. Licensee covenants and agrees that it shall:

                  (i) after [***] days following the date of termination, not directly or indirectly at any time or in any manner identify itself or any business as one of Licensor's licensees, use any NASCAR Mark, any colorable imitation thereof or other indicia of NASCAR in any manner or for any purpose or utilize for any purpose any trade-name, trade or service mark or other commercial symbol that indicates or suggests a connection or association with Licensor;

                  (ii) cease all use of and remove, destroy and/or deliver to Licensor all signs, signs/faces, advertising and promotion materials, forms and other materials containing any

***Confidential treatment requested.

NASCAR Mark or otherwise identifying or relating to NASCAR, to the satisfaction of Licensor within [***] days following the date of termination;

                  (iii) during the period prior to the discontinuance of use of the NASCAR Marks at the Entertainment Stores, remain obligated to pay Royalties with respect to the Gross Revenue of the Entertainment Stores and otherwise comply with the terms of this Agreement;

                  (iv) within [***] days following such termination, turn over to Licensor all copies of all records, files, instructions, correspondence, agreements, and any and all other materials relating to the NASCAR Marks, in Licensee's possession, and all copies thereof (all of which are hereby acknowledged to be Licensor's sole property);

                  (v) within [***] days and at its own expense make such alterations to the Entertainment Stores or otherwise to distinguish the Entertainment Stores clearly from their former appearance and remove any tradename, trade or service mark or other commercial symbol that indicates or suggests a connection or association with Licensor so as to prevent confusion therewith by the public; and

                  (vi) subject to the terms and conditions in this Agreement, Licensee shall within [***] days remove from the software of all Simulators all uses of the NASCAR Marks, NASCAR Trade Dress, NASCAR Indicia, NASCAR Copyrighted Works, and Licensor Trade Secrets.

                  (vii) furnish Licensor, within [***] days after the effective date of expiration or termination of this Agreement, with evidence satisfactory to Licensor of Licensee's compliance with the foregoing obligations.

      (b) Licensee further covenants and agrees that within [***] days following such termination or expiration of this Agreement, it shall pay all creditors of the Entertainment Stores in full and discharge and fully satisfy all debts and liabilities relating to or associated with the Entertainment Stores.

      (c) All of Licensee's obligations that expressly or by their nature survive the expiration or termination of this Agreement under this Agreement will continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.

22.   NOTICES

      Unless otherwise specified herein, all notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing, and shall be deemed to have been duly given when hand delivered, upon delivery when sent by express mail, courier, overnight mail or other overnight or next day delivery service, or three (3) days after the date mailed when sent by registered or certified United States mail, postage prepaid, return receipt requested, or when deposited with a public telegraph company for immediate transmittal, charges prepaid, or by telecopier, with a confirmation copy sent by U.S. mail, postage prepaid, addressed as follows:

***Confidential treatment requested.

         Licensor:           NASCAR
                             P.O. Box 2875
                             Daytona Beach, FL 32120-2875
                             Attention:  Tom Bledsoe

                             with a copy to (which shall not constitute notice):

                             NASCAR
                             13801 Reese Boulevard West
                             Huntersville, NC  28078
                             Attention: Contract Administrator

                             with a copy to (which shall not constitute notice):

                             Alston & Bird LLP
                             1201 W. Peachtree Street
                             Atlanta, GA  30309-3424
                             Attention:  Martin J. Elison, Esq.

         Licensee:           LBE Technologies, Inc
                             10401 Bubb Road
                             Cupertino, CA  95014
                             Attention: Chris Morse

                             with a copy to (which shall not constitute notice):

                             Gray Cary Ware & Freidenrich LLP
                             400 Hamilton Road
                             Palo Alto, CA  94301
                             Attention: James Koshland, Esq.

23.   MISCELLANEOUS

      (a) Further Acts. The parties agree to execute such other documents and perform such further acts as may be necessary or desirable to carry out the purposes of this Agreement.

      (b) Entire Agreement. This Agreement and the exhibits hereto, which are incorporated herein by this reference, represent the entire understanding between the parties with respect to the subject matter contained herein and supersedes all other negotiations, agreements, representations and covenants, oral or written, and any other agreement executed by Licensor or its affiliates and Licensee in connection herewith. The parties intend this Agreement to be the entire integration of all of their agreements of any nature on the subject matter hereof. This Agreement may not be modified except by a written instrument signed by the parties.

      (c) Waiver. Failure by the parties to enforce any of their respective rights under this Agreement shall not be construed as waiver of such rights. Any waiver, including waiver of default, in any one instance shall not constitute a continuing waiver or a waiver in any other instance. Any acceptance of money or other performance by one party from another party shall not constitute a waiver of any default except as to the payment of the particular payment or performance so received.

      (d) Effectiveness. The submission of this Agreement does not constitute an offer to license and this Agreement shall become effective only upon execution thereof by Licensee and Licensor.

      (e) Governing Law. THIS AGREEMENT IS A CONTRACT MADE UNDER AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

      (f) Severability. In the event that any term or provision in this Agreement is held to be invalid, void, illegal or unenforceable in any respect, the Agreement shall not fail, but shall be deemed amended to delete the void or unenforceable term or provision, and the remainder of this Agreement shall be enforced in accordance with its terms and shall not in any way be affected or impaired thereby. In the event that any term or provision of this Agreement is held to be unreasonable, the same shall not fail, but shall be deemed amended only to the extent necessary to render it reasonable, and the parties agree to be bound by the same as thus amended.

      (g) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (h) Disclaimer of Warranties. Licensee hereby acknowledges and agrees that Licensor has made no promises, representations, guarantees or warranties, of any nature, that the Entertainment Stores will be successful or profitable. Licensee further represents to Licensor that Licensee has independently reviewed and evaluated the business to be conducted by Licensee hereunder, and the decision to enter into this Agreement was made by Licensee solely in reliance upon such independent evaluation.

      (i) Relationship of the Parties. The relationship between the parties hereto is solely that of licensee and licensor, and nothing herein shall be deemed or construed to create any franchise, joint venture, partnership or any relationship other than that of licensee and licensor. In all dealings with third parties, including, without limitation, employers, suppliers and customers, Licensee shall disclose in an appropriate manner acceptable to Licensor, that Licensee is an independent entity licensed by Licensor. Nothing in this Agreement is intended by the parties hereto to create a fiduciary relationship between them, nor to constitute one party an agent, legal representative, subsidiary, franchise, joint venture, partner, employee or servant of another party for any purpose whatsoever. It is understood and agreed that Licensee is an independent contractor and is in no way authorized to make any contract, warranty or representation or to create any obligation on behalf of Licensor.

      (j) Jurisdiction. ANY DISPUTE ARISING OUT OF OR RELATED TO THE AGREEMENT, WHICH CANNOT BE RESOLVED BY NEGOTIATION, SHALL BE SETTLED BY BINDING ARBITRATION IN ACCORDANCE WITH THE AMERICAN ARBITRATION ASSOCIATION COMMERCIAL ARBITRATION RULES AND PROCEDURES AS AMENDED BY THIS AGREEMENT. THE COST OF ARBITRATION,

INCLUDING THE FEES AND EXPENSES OF THE ARBITRATOR, SHALL BE SHARED EQUALLY BY THE PARTIES UNLESS THE ARBITRATION AWARD PROVIDES OTHERWISE. EACH PARTY SHALL BEAR THE COST OF PREPARING AND PRESENTING ITS CASE. THE PARTIES AGREE THAT THIS PROVISION AND THE ARBITRATOR'S AUTHORITY TO GRANT RELIEF SHALL BE SUBJECT THE UNITED STATES ARBITRATION ACT, 9 U.S.C. 1-16 ET SEQ. (AUSAA@), THE PROVISIONS OF THIS AGREEMENT, AND THE ABA-AAA CODE OF ETHICS FOR ARBITRATORS IN COMMERCIAL DISPUTES. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE NO POWER OR AUTHORITY TO MAKE AWARDS OR ISSUE ORDERS OF ANY KIND EXCEPT AS EXPRESSLY PERMITTED BY THIS AGREEMENT, AND IN NO EVENT SHALL THE ARBITRATOR HAVE THE AUTHORITY TO MAKE ANY AWARD THAT PROVIDES FOR PUNITIVE OR EXEMPLARY DAMAGES. THE ARBITRATOR'S DECISION SHALL FOLLOW THE PLAIN MEANING OF THE RELEVANT DOCUMENTS, AND SHALL BE FINAL AND BINDING. THE AWARD MAY BE CONFIRMED AND ENFORCED IN ANY COURT OF COMPETENT JURISDICTION. ALL POST-AWARD PROCEEDINGS SHALL BE GOVERNED BY THE USAA. THIS PROVISION SHALL NOT BE CONSTRUED SO AS TO PROHIBIT EITHER PARTY FROM SEEKING PRELIMINARY OR PERMANENT INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION.

      (k) Headings. Titles and captions of sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

      (l) Survival of Representations, Warranties and Covenants. The several representations and warranties of Licensee contained in this Agreement and each of the covenants of Licensee contained in Section 4, Section 12, Section 14,
Section 15, Section 16, Section 18(b) and Section 21 hereof, and the indemnification obligations of Licensee contained herein, shall all survive the expiration or termination of this Agreement indefinitely.

      The representations and warranties of Licensor contained in this Agreement, and each of the covenants of Licensor contained in Section 14 and
Section 16 hereof, shall all survive the expiration or termination of this Agreement indefinitely.

      (m) Approvals and Similar Actions. Where the approval, acceptance, consent, authorization, or similar action of Licensor is required under this Agreement, such approval, acceptance, consent, authorization, or similar action must be in writing, and the same may be given, denied or withheld by Licensor in its sole discretion, except where otherwise indicated.

      (n) Equitable Relief. In the event of a breach or threatened breach by either Licensor or Licensee of the terms hereof, the non-breaching party shall be entitled to injunctive and other equitable relief.

      (o) Warranty Disclaimer. EXCEPT AS PROVIDED HEREIN, EACH OF THE PARTIES AGREES THAT NONE OF THE PARTIES HERETO MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE SIGNS, FIXTURES, FURNISHINGS, DECOR, APPROVED EQUIPMENT, OTHER EQUIPMENT, PRODUCTS, SUPPLIES, INVENTORY AND MATERIALS THAT MAY BE

USED IN CONNECTION WITH ANY ENTERTAINMENT STORE. FURTHERMORE, NONE OF THE PARTIES MAKES ANY WARRANTY OF MERCHANTABILITY FOR A PARTICULAR PURPOSE.

      (p) Marketing Fund Contribution. In addition to any amounts payable by Licensee under this Agreement, Licensee shall pay to Licensor an amount equal to [***] in each year of the term, beginning in 1998, of this Agreement in consideration for Licensee's participation in Licensor's Buyer's Guide and other promotional projects determined by Licensor. The fee payable by Licensee under this SECTION 23(p) shall be subject to an [***] increase of up to [***] during the term of this Agreement in Licensor's sole discretion and without notice to Licensee. Licensee hereby agrees to participate in Licensor's Buyer's Guide, which participation includes, but is not limited to, providing Licensor with all necessary materials for the Buyer's Guide.

                    [Signatures Appear on the Following Page]

***Confidential treatment requested.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date first above written.

                                LICENSOR:

                                NATIONAL ASSOCIATION FOR
                                 STOCK CAR AUTO RACING, INC.

                                By: /s/
                                   ---------------------------------------------

                                Title: VP Licensing
                                      ------------------------------------------

                                LICENSEE:

                                LBE TECHNOLOGIES, INC.

                                By: /s/ DAMON DANIELSON
                                   ---------------------------------------------

                                Title:  President & CEO
                                      ------------------------------------------

                                Attest: CHRIS MORSE
                                       -----------------------------------------

                                Title:  VP Business Development
                                      ------------------------------------------

                                    EXHIBIT A

                       GENERAL DESCRIPTION OF NASCAR MARKS

      1. The general mark NASCAR & DESIGN as reflected in U.S. Reg. No. 1,850,527, and any modifications or replacements thereof.

      2. The mark NASCAR SILICON MOTOR SPEEDWAY & Design [picture to be included].

                                   [GRAPHICS]

                      AMENDMENT #1 TO THE LICENSE AGREEMENT
                      BY AND BETWEEN LBE TECHNOLOGIES, INC.
            AND NATIONAL ASSOCIATION FOR STOCK CARE AUTO RACING, INC.

      This Amendment (the "Amendment") shall amend the License Agreement (the "Agreement") by an between LBE TECHNOLOGIES, INC. ("License") and National Association for Stock Car Auto Racing, Inc. ("Licensor").

                                    RECITALS

      WHEREAS, Licensee and Licensor have entered into the Agreement, the effective date of which was August 18, 1997.

      WHEREAS, Licensee and Licensor wish to amend the Agreement as set forth in this Amendment.

      WHEREAS, Defined terms not defined herein will have the same meanings as ascribed to such terms in this Agreement.

      THEREFORE, for adequate consideration, receipt of which is hereby acknowledged, the parties agree as follows:

                                    AMENDMENT

      The License Agreement is hereby modified by the following:

      1. Both parties acknowledge and agree that Licensee has changed its corporate name to SILICON ENTERTAINMENT, INC. a, California Corporation with a principal business address of 210 Hacienda Avenue, Campbell, California 95008. All rights and obligations held by LBE Technologies, Inc. under the Agreement and Amendment hereto shall now be held by Silicon Entertainment, Inc.

      2.    DEFINITIONS.

            "Category" means operator assisted location-based interactive stockcar or stock-truck entertainment experiences that consist of no less than five (5) linked simulator units, with each on a motion-based platform and each allowing a maximum of two (2) people to participate in each individual simulator unit; each location shall be permanent in nature, in an out of home retail environment, such as a mall, and shall be no less than 3,000 square feet in size with a minimum of three (3) permanent perimeter walls and a fixed ceiling.

      3. Paragraph 2(b) is amended, in its entirety as follows:

      "Exclusivity. Licensee acknowledges, understands and confirms that the license granted to Licensee by Licensor during the term of this Agreement and subject to the terms and conditions of this Agreement are EXCLUSIVE in the category only for a period commencing the date of this Amendment and ending on

      December 31, 2002. The license does not include coin-operated video games or arcade games, including, but not limited to networked arcade units; individual "free-standing" simulator units; simulators that permit more than two users to participate at one time and that are not user controlled, such as the "Thompson" simulators. In the event Licensor elects to exercise its option to render this Agreement NON-EXCLUSIVE in the category as provided for in Section 5(a) herein; Licensor shall retain the right, at its sole discretion, to operate or grant to any other person the right to operate Entertainment Stores (or any other related concept) at any location within or outside the Territory, provided however, Licensor shall not be entitled to use any of Licensee's Intellectual Property (as defined in Section 12(b) of the Agreement) in any other Entertainment Store associated with the Licensor. Upon termination or expiration (without renewal of this Agreement), Licensee shall have no further rights hereunder, other than the rights held prior to the Grant of License."

      4. Paragraph 2(d)(5) shall be amended, in its entirety, as follow:

      "Warranty Within Territory". Licensor imposes upon Licensee no limitation on the territorial scope of the License, which is worldwide in scope, but Licensor expressly does not warrant or represent that the rights under the license granted hereunder are enforceable or non-infringing upon the rights of others outside of the United States and Canada. Licensee agrees that use of the Marks outside of these countries shall be at the sole risk of the Licensee, and that Licensee agrees to indemnify and hold Licensor and its affiliates, shareholders, employees, directors, officers and agents of each of them harmless against all cost and expense incurred, including settlements, judgments and reasonable attorney's fees in the defense of any claim that arises solely as a result of the use by of Licensee of the Marks outside of the United States and Canada. At Licensee's expense, Licensee may present a list of prospective territories outside of the United States and Canada in which the Licensee is considering establishing additional Entertainment Store locations, at which time the Licensor will research and notify the Licensee of any known rights-related issues that might encumber such expansion; provided that Licensee may offset such costs and expenses against future royalties earned from such countries. For example; if Licensee notifies Licensor that it would like to go to Country X, Licensor will research any and all third-parties rights, which might encumber such expansion and Licensor shall take any steps it deems necessary, at its sole discretion with respect to clearing such rights, and all costs associated with such research and steps taken to clear the NASCAR Marks ("Costs") shall be paid for by Licensee; provided further that Licensee may offset future royalties or Guaranteed Minimum Royalties earned in Country X against such Costs."

      5. Paragraph (3) "TERMS OF LICENSE" shall be amended, in its entirety, as follows:

      "(a) Term. The Term of this Agreement shall commence on the Effective Date of the Agreement and end on December 31, 2005; with the period beginning with the Effective Date of the Amendment and commencing until December 31, 2002 being EXCLUSIVE. At the end of the Exclusivity Period NASCAR shall have the option, in its sole discretion, to extend the exclusivity period. If Licensor elects to not extend the exclusivity period, the remaining term January 1, 2003 through December 31, 2005 shall be NON-EXCLUSIVE."

      6. Paragraph 4(a)(1) "Guaranteed Minimum Royalty" shall be amended, in its entirety, as follows:

            "(1) Schedule. In consideration of the license granted to Licensee, hereunder, Licensee shall pay to Licensor a non-refundable advance against royalties owed under this Agreement (the "Guaranteed Minimum Royalty") as follows:

                              Quarterly Guaranteed        Annual Guaranteed
                                Minimum Royalty            Minimum Royalty
         Calendar Year         Payment by Licensee        Payment by Licensee
         -------------        --------------------        -------------------
            1998                     $50,000                   $200,000
            1999                    $125,000                   $500,000
            2000                    $200,000                   $800,000
            2001                    $243,750                   $975,000
            2002                    $292,500                 $1,170,000
            2003                    $336,250                 $1,345,000
            2004                    $375,000                 $1,500,000
            2005                    $412,500                 $1,650,000

      7. Paragraph 8(a)(iii) shall be amended, in its entirety, as follows:

            "(iii) Licensee shall have opened to the general public at least [***] additional Entertainment Stores on or before September 30, 1999, resulting in a cumulative minimum number of at least [***] Entertainment Stores opened to the general public and in operation by September 30, 1999; and . . .

      8.    EXCLUSIVITY FEE

            (a) Licensee shall pay Licensor an Exclusivity Fee of [***] which shall be fully earned and non-refundable upon receipt by Licensor upon the signing of this Amendment #1 and shall not be credited against royalties or Annual Guaranteed Minimum payments owed to the Licensor by the Licensee.

            (b) Licensor shall have the rights provided in the Nonstatutory Stock Option, included as Exhibit A. These rights include but are not limited to the purchase of [***] shares of Licensee's stock at [***] per share.

      9.    SPECIAL STIPULATIONS

            (a) Licensee acknowledges, understands and confirms that the license granted to Licensee by Licensor during the term of this Agreement and Addendum thereto shall become non-exclusive on July 1, 2000, in the event Licensee fails to execute a public offering of stock on or before June 30, 2000.

***Confidential treatment requested.

            (b) The Las Vegas location of the NASCAR Cafe shall be permitted to operate a simulator experience similar to that of Licensee and this operation shall be excluded from the exclusivity provision in Paragraph 3(a) of this Amendment. Notwithstanding the foregoing, NASCAR will utilize commercially reasonable efforts to ensure that the simulator experience located at the NASCAR Cafe in Las Vegas does not directly convey an "official" or perceived endorsement by NASCAR. NASCAR shall determine what constitutes an "official" or perceived endorsement at its reasonable discretion.

      10. All other provisions of the Agreement shall remain in full force and effect, it being understood that, in the event of a conflict the terms of this Amendment and the Agreement, the terms of this Amendment will take precedence.

      IN WITNESS WHEREOF, the parties have executed the Amendment to be effective the date of last signature below.

LICENSEE:                                LICENSOR:

SILICON ENTERTAINMENT, INC.              NATIONAL ASSOCIATION FOR STOCK CAR
                                         AUTO RACING, INC.

By: /s/ CHRIS MORSE                      By: /s/
   ---------------------------------        ---------------------------------

Print Name:                              Print Name:
           -------------------------                -------------------------

Title:  VP                               Title:
      ------------------------------           ------------------------------

Date:   7-7-99                           Date:
     -------------------------------          -------------------------------

                     AMENDMENT #2 TO THE LICENSE AGREEMENT
                     BY AND BETWEEN LBE TECHNOLOGIES, INC.
            AND NATIONAL ASSOCIATION FOR STOCK CAR AUTO RACING, INC.

     This Amendment (the "Amendment") shall amend the License Agreement (as amended), (the "Agreement") by and between LBE TECHNOLOGIES, INC. ("Licensee") and National Association for Stock Car Auto Racing, Inc. ("Licensor").

                                    RECITALS

     WHEREAS, Licensee and Licensor have entered into the Agreement, the effective date of which was August 18, 1997 and which was subsequently amended.

     WHEREAS, Licensee and Licensor wish to amend the Agreement as set forth in this Amendment.

     WHEREAS, Defined terms not defined herein will have the same meanings as ascribed to such terms in the Agreement (as amended).

     THEREFORE, for adequate consideration, receipt of which is hereby acknowledged, the parties agree as follows:

                                   AMENDMENT

     The Licensee Agreement is hereby modified by the following:

     1. Section 20(a)(xiv) of the Agreement, as amended, is hereby deleted in its entirety and the following language is substituted therefore:

     Section 20(a)(xiv) Certain Changes In Connection With Board of Directors of Licensee

     More than two (2) of the (5) Members of the Board of Directors of Licensee, such members of the Board of Directors of Licensee being those Members of the Board of Directors of Licensee as of the Effective Date of this Amendment, and as are listed and described on Exhibit E, do not remain or serve, for any reason whatsoever, as Members of the Board of Directors of Licensee, unless otherwise approved in writing by Licensor; or the authorized number of Board of Directors of Licensee at any time during the Term of this Agreement exceeds seven (7), unless otherwise approved in writing by Licensor.

     2. Section 8 of the Agreement (as amended is hereby deleted in its entirety and the following is substituted therefore

          8.   DEVELOPMENT SCHEDULE

               (a) Total Number of Entertainment Stores. Licensee shall develop a total of at least eleven (11) Entertainment Stores within the Territory during the Term of this

Agreement pursuant to the terms of this Agreement in accordance with the following development schedule (the "Development Schedule")

          (i) Licensee shall have opened to the general public at least [***] Entertainment Store on or before December 31, 1997;

          (ii) Licensee shall have opened to the general public at least [***] additional Entertainment stores on or before December 31, 1998 resulting in a cumulative minimum number of at least [***] Entertainment Stores opened to the general public and in operation by December 31, 1998;

          (iii) Licensee shall have opened to the general public at least [***] additional Entertainment stores on or before January 31, 2000 resulting in a cumulative minimum number of at least nine (9) Entertainment Stores opened to the general public and in operation by January 31, 2000;

          (iv) Licensee shall have opened to the general public at least [***] additional Entertainment stores on or before August 31, 2000 resulting in a cumulative minimum number of at least thirteen
                (13) Entertainment Stores opened to the general public and in operation by August 31, 2000;

     3. Exhibit E, the section titled Board of Directors is hereby deleted and the following substituted therefore:

Board of Directors

David S. Morse   -  President, Chief Executive Officer and Chairman of the Board

William Hart     -  Director

Robert Manschot  -  Director

Chris Besing     -  Director

Robert Cheadle   -  Director

10. All other provisions of the Agreement, as amended, shall remain in full force and effect, it being understood that, in the event of a conflict the terms of this Amendment and the Agreement, the terms of this Amendment will take precedence.


     IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THE AMENDMENT TO BE EFFECTIVE THE DATE OF LAST SIGNATURE BELOW.

*** Confidential treatment requested.

LICENSEE: SILICON                       LICENSOR: National Association for
ENTERTAINMENT, Inc.                     Stock Car Auto Racing, Inc.



By:  /s/ CHRISTOPHER O. MORSE           By: /s/
    ------------------------------          ------------------------------

Print Name:  Christopher O. Morse       Print Name:
            ----------------------                  ----------------------

Title:  V.P.                            Title:
       ---------------------------             ---------------------------

Date:  9-7-99                           Date:
      ----------------------------            ----------------------------